Exhibit 2.2

Certain identified information contained in this document, marked by brackets, has been redacted since disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.”[***]” indicates where the information has been omitted from this exhibit.

PLANTIFY FOODS, INC.

and

JEFFS’ BRANDS LTD

and

SMART REPAIR PRO

SHARE PURCHASE AGREEMENT

APRIL 29, 2025

TABLE OF CONTENTS

Part 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Schedules	8
1.3	Interpretation	8
1.4	Governing Law	9
1.5	Severability	9
1.6	Entire Agreement	10
1.7	Waiver	10

Part 2 Purchase and Sale AND RELATED TRANSACTIONS		10

2.1	Purchase	10
2.2	Retention of Liabilities	10
2.3	Consideration	10
2.4	Reconstitution of Board and Management	11
2.5	Name Change	11
2.6	Finders’ Fees	11

Part 3 Representations and Warranties of the Vendor		12

3.1	Representations and Warranties of the Vendor and the Target	12
3.2	Fees	17
3.3	Other Representations	17
3.4	Survival of Representations and Warranties of the Vendor and Target	17
3.5	Reliance	18

Part 4 Representations and Warranties of The Purchaser		18

4.1	Representations and Warranties of the Purchaser	18
4.2	Fees	23
4.3	Other Representations	23
4.4	Survival	23
4.5	Reliance	23

Part 5 Covenants		24

5.1	Covenants of the Vendor and Target	24
5.2	Covenants of the Purchaser	26
5.3	Mutual Covenants	29
5.4	Alternative Transaction	30
5.5	Facilitation of Transaction	30
5.6	Confidentiality	32
5.7	Public Announcements	32
5.8	Notification of Certain Matters	33
5.9	Consents	33
5.10	Target Financial Statements	33

Part 6 Closing		34

6.1	Closing Date and Location	34
6.2	Closing	34
6.3	Deliveries by Purchaser at Closing	34
6.4	Deliveries by Vendor at Closing	35

- i -

Part 7 MUTUAL CONDITIONS PRECEDENT		36

7.1	Mutual Conditions Precedent	36
7.2	Notice and Cure Provisions	36

Part 8 PURCHASER’S Conditions Precedent		37

8.1	Purchaser’s Conditions	37
8.2	Waiver	38

Part 9 VENDOR’S Conditions Precedent		38

9.1	Target’s and Vendor’s Conditions	38
9.2	Waiver	38

Part 10 FURTHER ASSURANCES		38

10.1	Further Assurances	38

Part 11 Indemnities		39

11.1	Indemnification of Purchaser by Vendor	39
11.2	Claims Under Vendor’s Indemnities	39
11.3	Indemnification Limitations	40
11.4	Indemnification of Vendor by Purchaser	41
11.5	Claims Under Purchaser’s Indemnities	41
11.6	Survival of Indemnities	42
11.7	Indemnification Limitations	42

Part 12 TERMINATION, AMENDMENT AND WAIVER		43

12.1	Termination by the Purchaser	43
12.2	Termination by the Vendor	43
12.3	Effect of Termination	43
12.4	Amendment	43
12.5	Extension and Waiver	44

Part 13 General		44

13.1	Potential Concurrent Financing	44
13.2	Expenses	44
13.3	Arbitration	44
13.4	Time	44
13.5	Notices	45
13.6	Further Assurances	46
13.7	Enurement	46
13.8	Assignment	46
13.9	Counterparts	46
13.10	Severability	46
13.11	Entire Understanding	46
13.12	Binding Effect; No Third Party Beneficiaries	46
13.13	Language	46

- ii -

Schedule A			A-1

Schedule B FORM OF CONTINGENT RIGHT CERTIFICATE			B-1

1.	INTERPRETATION		B-1

	1.1	Definitions	B-1
	1.2	Currency	B-2
	1.3	Interpretation Not Affected by Headings, etc.	B-2
	1.4	Number, etc.	B-2
	1.5	Date for Any Action	B-2

2.	CONTINGENT RIGHTS		B-2

	2.1	Terms of Contingent Rights	B-2
	2.2	Holder of Contingent Right not a Shareholder	B-3
	2.3	Contingent Rights to Rank Pari Passu	B-3
	2.4	Transfer and Ownership of Contingent Rights	B-3
	2.5	Ownership of Rights	B-3
	2.6	Issue in Substitution for Contingent Right Certificates Lost, etc.	B-3

3.	ISSUANCE OF CONTINGENT RIGHT SHARES		B-4

	3.1	Achievement Certificate	B-4
	3.2	Payment Procedure	B-4
	3.3	Payment Mechanism	B-4
	3.4	Cancellation of Rights	B-5

4.	WITHHOLDING TAX		B-5

	4.1	Withholding Taxes	B-5

5.	ADJUSTMENT OF NUMBER OF CONTINGENT RIGHT SHARES		B-6

	5.1	Definitions	B-6
	5.2	Adjustment	B-6
	5.3	Adjustment Rules	B-7
	5.4	Notice of Certain Events	B-8

6.	RIGHTS OF THE COMPANY AND COVENANTS OF THE COMPANY		B-8

	6.1	General Covenants	B-8
	6.2	Enforceability of Certificate	B-9

7.	DISPUTE MECHANISM		B-9

	7.1	Disputed Matters	B-9

8.	GENERAL		B-10

	8.1	Notices	B-10
	8.2	Provisions of this Agreement and Contingent Rights for the Sole Benefit of Parties and Holder	B-10
	8.3	Governing Law	B-10
	8.4	Entire Agreement	B-11
	8.5	Further Assurances	B-11
	8.6	Waiver	B-11
	8.7	Enurement	B-11
	8.8	Severability	B-11

Schedule C PURCHASER EMPLOYMENT AND CONSULTING AGREEMENTS			C-1

Schedule D STATUS OF POB INSOLVENCY PROCEEDINGS			D-1

- iii -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 29th day of April, 2025

BETWEEN:

PLANTIFY FOODS, INC., a corporation existing under the laws of the Province of British Columbia

(the “Purchaser”)

AND:

JEFFS’ BRANDS LTD, a company existing under the laws of Israel

(the “Vendor”)

AND:

SMART REPAIR PRO, a company existing under the laws of the State of California

(the “Target”)

WHEREAS:

A.	the Vendor owns the Target Shares (as defined herein);

B.	the Vendor wishes to sell, and the Purchaser wishes to purchase, all of the Vendor’s interest in Target Shares on the terms and conditions set forth herein (the “Transaction”); and

C.	the Parties acknowledge that the closing of the transaction contemplated by this Agreement will constitute a “Reverse Takeover” of the Purchaser pursuant to the policies of the TSXV (as defined herein).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

Part 1
INTERPRETATION

1.1 Definitions

In this Agreement, the words defined above have the meanings ascribed thereto and the following words and phrases shall have the following meanings:

(a)	“Affiliate” has the meaning ascribed thereto under the Securities Act (British Columbia);

(b)	“Agreement” shall mean this Share Purchase Agreement, together with the recitals above and the Schedules hereto, as amended, supplemented or otherwise modified from time to time;

(c)	“Alternative Transaction” means, other than the transactions contemplated in this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in: (i) the sale, license, disposition, or acquisition of any of the Target Shares or any material portion of the assets or undertaking of the Target; (ii) the issuance, disposition, or acquisition of (A) any capital stock or other equity security of the Purchaser or Target, (B) any subscription, option, call, warrant, pre-emptive rights, right of first refusal, or any other right (whether or not exercisable) to acquire any capital stock of other equity security of the Purchaser or Target, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Purchaser or Target; or (iii) any merger, consolidation, business combination, reorganization, or similar transaction involving the Purchaser or Target or any material portion of their respective assets or undertakings;

(d)	“Authorizations” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Government Authority, regulatory agency or self-regulatory organizations required by the Purchaser or the Vendor in connection with the completion of this Agreement;

(e)	“Books and Records” means: (i) the available books of account, including trial balances ledger and back-end documents, (ii) the available sales records from the Target’s sale platforms and (iii) the share registry and minute book of Target but excluding (i) Excluded Books and Records and (ii) information which is either protected under privacy laws or under attorney-client privilege;

(f)	“Business” means, collectively, the business carried on by the Target and its Subsidiaries (except for the Excluded Subsidiary), including the sale of different products primarily on the Amazon marketplace (https://www.amazon.com), currently through 2 stores, KnifePlanet and Whoobli and the operations of a logistics center located at 1200 Fuller RD, Building C2, Linden 07036, NJ, USA;

(g)	“Business Day” means any day when banks are open for business in the city of Vancouver, British Columbia, Canada, other than a Saturday, Sunday or any statutory holiday, or both days of Rosh Hashanah and Shavuoth, Yom Kippur, Tisha B’av, the first two days of Succoth, Shimini Atzeret and Simchat Torah, and the last two days of Passover and Purim;

(h)	“Control” means, in respect of a corporation, holding or beneficially owning, other than by way of security only, shares of the corporation, if the votes carried by such shares are sufficient, if exercised, to elect or appoint a majority of the directors of the corporation; and “Controlled” shall have the corresponding meaning;

(i)	“Closing” means the completion of the transactions contemplated in this Agreement;

(j)	“Closing Date” means such date as may be agreed to in writing by the Parties as the date on which the Closing shall take place, but in any event not later than the Termination Date;

(k)	“Closing Documents” means the documents required to be delivered pursuant to Section 6.2;

(l)	“Closing Time” means 10:00 a.m. (Vancouver time) on the Closing Date or such other time as may be agreed to in writing by the Parties;

(m)	“Confidential Information” means, with respect to the Business, confidential or non-public information and trade secrets, including confidential or non-public: proprietary information, know how, technology, technical data, proprietary processes, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), marketing reports, customer lists and supplier lists, study reports, regulatory submission summaries and regulatory submission documents, expertise, test data, analytical and quality control data, studies and procedures, schematics, test methodologies, simulation and development tools, prototypes and other devices;

(n)	“Consents and Notices” means:

(i)	all requirements of any Government Authorities;

(ii)	any approvals by any stock exchange, or other regulatory authority, including the TSXV;

(iii)	all consents, approvals or notices required to be given to or received from any Person pursuant to a Contract;

(iv)	all filings, registrations or notices to any Government Authority required under Law; and

(v)	the expiration of all notice periods established under Law, established by any Government Authority or established pursuant to any Contract,

necessary to permit the consummation of the transactions contemplated by this Agreement;

(o)	“Contingent Right Certificate” means a certificate representing the Purchaser Contingent Rights in the form attached hereto as Schedule B;

(p)	“Contingent Right Shares” means the Purchaser Common Shares issuable upon conversion of the Purchaser Contingent Rights upon the satisfaction of the applicable Milestone, on the terms and conditions set forth in the Contingent Right Certificate;

(q)	“Contracts” means those subsisting agreements, contracts, memorandum of understandings, instruments, leases, permits, licenses and other commitments, oral or written, entered into by the Target or by which the Target is bound, which are significant to the Business, as set out in Schedule A-2;

(r)	“Disclosure Document” means the information circular or filing statement prepared in accordance with TSXV Form 3D1/3D2;

(s)	“Employment Agreements” has the meaning ascribed thereto in section 3.1(u);

(t)	“Encumbrance” means any mortgage, easement, right-of-way, encroachment, covenant, condition, right of re-entry, right of possession, lease, license, lien, charge, pledge, assignment, option, claim, title defect, hypothecation, security interest, title retention right, including any agreement to give any of the foregoing, or other encumbrance of any nature or kind whatsoever;

(u)	“Escrow Agent” means Computershare Investor Services Inc.;

(v)	“Escrowed Securities” means the Principal Securities (as defined in accordance with the policies of the TSXV) held by the Escrowed Securityholders and subject to the TSXV Escrow Agreement;

(w)	“Escrowed Securityholders” means the securityholders of the Purchaser that will be subject to escrow requirements of the TSXV pursuant to TSXV Policy 5.4 – Escrow, Vendor Consideration and Resale Restrictions;

(x)	“Excluded Books and Records” means all corporate, financial, taxation, Tax Returns and other books and records of the Vendor not related to the Business, the Target or the Target Shares;

(y)	“Excluded Subsidiary” means Fort Products LLC;

(z)	“Excluded Subsidiary Losses” has the meaning ascribed thereto in section 11.1(b)

(aa)	“Existing Convertible Debentures” has the meaning ascribed thereto in section 4.1(t);

(bb)	“Existing Options” has the meaning ascribed thereto in section 4.1(t);

(cc)	“Existing Warrants” has the meaning ascribed thereto in section 4.1(t);

(dd)	“Finders” means Capitalink Ltd. and LIA Pure Capital Ltd.;

(ee)	“Finders’ Shares” has the meaning ascribed thereto in section 2.6;

(ff)	“Government Authority” means:

(i)	any domestic or foreign, national, federal, provincial, state, regional, municipal, county or other local government;

(ii)	any body exercising any statutory, regulatory, expropriation or taxing authority on behalf or under the authority of any of the governments described in (i) above or any Laws, including any ministry, directorate, department, commission, bureau, board, administrative or other agency, regulatory body or instrumentality thereof;

(iii)	any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority operating under the authority of any of the governments described in (i) above or any Laws;

(iv)	any domestic or foreign judicial, quasi-judicial or administrative court, tribunal, commission, board or panel acting under the authority of any of the governments described in (i) above or any Laws; and

(v)	the TSXV;

(gg)	“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee;

(hh)	“Indebtedness” of any Person means all obligations of such Person (a) for money borrowed, whether or not evidenced by bonds, debentures, notes or other similar instruments (including obligations to reimburse any other Person under any letter of credit, banker’s acceptance or related reimbursement agreement, to the extent drawn and not repaid, and any notes issued by such Person in connection with any acquisition undertaken by such Person); (b) relating to any lease that is required to be classified as a capital lease in accordance with generally accepted accounting principles; (c) for amounts owing or due under any interest rate protection agreement, derivative instrument, “swap” agreement or similar agreement (valued on a fair market value basis); (d) in respect of the deferred purchase price of property (other than trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (e) to guarantee or be liable for obligations of the types described in clauses (a) to (d) above, of any Person; and (f) for any accrued interest, prepayment premium or penalty or other costs, fees or expenses related to the foregoing;

(ii)	“Indemnitees” has the meaning ascribed thereto in section 11.1(b);

(jj)	“Intellectual Property” means: (i) all works, including literary, artistic and graphic works, databases, and compilations thereof, including computer software, source code, object code, firmware, development tools, files, records and data, (the “Works”); (ii) all inventions, arts, processes, machines, manufactures, compositions of matter and developments, whether or not patentable, patented or the subject of applications for patents (the “Inventions”); (iii) all trade names, logos, trade dress, trademarks and service marks set out in Schedule A-3 hereto (“Marks”); (iv) all industrial designs, whether or not patentable or registrable, patented or registered or the subject of applications for design patent or registration (“Designs”); and (v) all Confidential Information;

(kk)	“Intellectual Property Rights” means any and all industrial and intellectual property and proprietary rights in the Intellectual Property, including, without limitation, the following: (i) all patents and applications therefor and rights to file applications for the Inventions and all reissues, divisions, renewals, extensions, re-examinations, reissues, provisionals, continuations and continuations-in-part thereof and other derivative applications and patents; (ii) all rights in the Confidential Information; (iii) all design patents, design registrations, pending patent and design applications and rights to file applications for the Designs, including all rights of priority and rights in continuations, continuations-in-part, divisions, re-examinations, reissues and other derivative applications and patents; (iv) all trademark and service mark registrations for the Marks, trademark and service mark applications for the Marks, any rights arising from the use, application for or registration of the Marks, and any and all goodwill associated with and symbolized by the Marks; and (v) all copyright and other rights and all registrations, pending applications for registration and rights to file applications for, and all moral rights and, where a Party is not the author, the benefits of such Party in all waivers of moral rights in, the Works;

(ll)	“Judgment” means, any judgment, decree, order, decision, injunction, award or ruling of any Government Authority;

(mm)	“Laws” means all domestic or foreign federal, national, provincial, state, regional, municipal, local or other constitutions, treaties, laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, communiqués, policies, voluntary restraints, guidelines, requirements, directives and any Judgments, including general principles of civil or common law, binding on or affecting the Person referred to in the context in which such word is used;

(nn)	“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto;

(oo)	“Material Adverse Change” means, in respect of the Target or the Purchaser, any change in the business, operations, affairs, liabilities, capitalization, financial condition, prospects, licenses, permits, rights or privileges, of that Party which could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), operations, or results of operations of that Party and its Subsidiaries, taken as a whole, except that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Change” or breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Change”: (i) changes, effects, events or conditions affecting Israeli, Canadian or US or other financial or securities markets or general economic or political conditions, including changes in the credit, interest rate, commodity and currency markets or in the availability of financing, except to the extent any such change disproportionately impacts the business of that Party relative to other companies operating in the industries in which the business of that Party operates; (ii) changes, effects, events or conditions that result from the execution, announcement or performance of this Agreement or the identity of the Purchaser (which the Vendor unreasonably objects to) or the consummation of the transactions contemplated hereby; (iii) changes, effects, events or conditions that result from any action or omission required to be taken pursuant to this Agreement or at the request of or with the prior written consent of the Purchaser or the Vendor, as the case may be; (iv) changes, effects, events, or conditions arising from acts of war (whether or not declared), armed hostilities, terrorism, or other international or national calamity or crisis; and (v) changes, effects, events, or conditions arising from pandemics, epidemics, or other public health crises, including any significant increase in the effects of COVID-19 and any evolutions or mutations thereof;

(pp)	“material fact”, “material change” and “misrepresentation” have the meanings ascribed to such terms under the Securities Act;

(qq)	“Milestone” means the Purchaser (i) completing a transaction resulting in either the listing of the Purchaser on the New York Stock Exchange or the NASDAQ (each, a “US Exchange”) or other transaction resulting in the issuance of shares listed on a US Exchange to holders of Purchaser Common Shares in exchange for such Purchaser Common Shares (in either case, an “Uplisting Transaction”) if such Uplisting Transaction is completed within twenty four (24) months of the Closing Date; (ii) closing, within forty-eight (48) months of the Closing Date, one or more equity and/or debt financings, raising an aggregate of US$8,000,000 or more; and (iii) reaching annual revenues of a minimum of US$8,000,000 within thirty-six (36) months of the first January following the Closing Date, as shown on the audited financial statement for such periods which for greater certainty may be issued after thirty-six (36) months of the first January of the Closing Date (and in the case of (ii) and (iii), if applicable, converted into United States dollars using the applicable Bank of Canada conversion rate as of the relevant date(s));

(rr)	“NASDAQ” means the Nasdaq Stock Market LLC;

(ss)	“Parties” means the Vendor, the Target and the Purchaser, and “Party” means any of them, as the case may be;

(tt)	“Payment Rights” has the meaning ascribed to it in Section 2.3(b) of this Agreement;

(uu)	“Payment Securities” has the meaning ascribed to it in Section 2.3(b) of this Agreement;

(vv)	“Payment Shares” has the meaning ascribed to it in Section 2.3(a) of this Agreement;

(ww)	“Person” includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal Representative thereof or heirs, successors and assigns of such persons as the context may require;

(xx)	“POB” means the Purchaser’s wholly owned Subsidiary, Peas of Bean Ltd.

(yy)	“Proceeding” means any action, cause of action, suit or proceeding, including appeals or applications for review, before or by any Government Authority, arbitrator or arbitration board or any investigation or inquiry by any Government Authority;

(zz)	“Purchaser Balance Sheet” has the meaning ascribed thereto in subsection 4.1(f)(i) hereof;

(aaa)	“Purchaser Common Shares” means the common shares in the capital of the Purchaser;

(bbb)	“Purchaser Contingent Rights” means the contingent value rights to be issued to the Vendor on the Closing Date, each of which entitles the holder thereof to acquire one Contingent Right Share for no additional consideration upon the satisfaction of the applicable Milestone, on the terms and conditions set forth in the Contingent Right Certificate;

(ccc)	“Purchaser Financial Statements” means the most recent financial statements of the Purchaser posted to the Purchaser Public Disclosure Record;

(ddd)	“Purchaser Public Disclosure Record” means all press releases, material change reports, material contracts, management proxy circulars, financial statements, management’s discussion and analysis, prospectuses and all other documents required to be filed under applicable Securities Laws by or on behalf of the Purchaser to its SEDAR+ profile;

(eee)	“Purchaser’s General Losses” has the meaning ascribed thereto in section 11.1(a);

(fff)	“Representative” means, as to any Person, such Person’s Affiliates and its Affiliates’ respective agents, directors, officers, employees, consultants, advisors (including, without limitation, financial, legal and accounting advisors) and representatives;

(ggg)	“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(hhh)	“Subsidiary” means, in respect of a corporation, any of the following, excluding with regards to the Target or Vendor, the Excluded Subsidiary:

(i)	a corporation Controlled by:

(A)	the first corporation;

(B)	the first corporation and one or more corporations Controlled by the first corporation;

(C)	two or more corporations controlled by the first corporation; and

(ii)	any Subsidiary of a Subsidiary of the first corporation.

(iii)	“Target Financial Statements” means the audited financial statements of Target as at and for the financial years ended December 31, 2024 and 2023;

(jjj)	“Target Balance Sheet” has the meaning ascribed thereto in section 3.1(h);

(kkk)	“Target Shares” means 15,572 shares of common stock of the Target representing 100% of the issued and outstanding equity interests of the Target;

(lll)	“Tax” means all forms of direct or indirect taxation, duties, levies, charges, fees, withholding (including but not limited to health, welfare, social security, employment and similar payments) and imposts, whether payable directly or indirectly, including, corporate tax, partnership tax (or any other business tax), income tax, value added tax, stamp tax, banking and insurance transactions tax, municipality taxes, social security taxes, customs and other import duties, capital gains tax, withholding tax on securities trading transactions and service arrangements with foreign counterparts, expenses, penalties and interest relating to the foregoing or resulting from a failure to comply with any provisions of any enactment relating to any of the foregoing;

(mmm)	“Tax Return” means all returns, information returns, reports, declarations, elections, notices, filings, forms, statements and other documents and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

(nnn)	“Tax Ruling” has the meaning ascribed thereto in subsection 7.1(c) hereof;

(ooo)	“Termination Date” means July 31, 2025;

(ppp)	“TSXV” means the TSX Venture Exchange;

(qqq)	“TSXV Escrow Agreement” means the Value Security Escrow Agreement and/or the Surplus Security Escrow Agreement (each as defined in accordance with the policies of the TSXV), as applicable;

(rrr)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

(sss)	“Vendor’s Authorizations” means the Authorizations, approvals and consents which are required by the Vendor to complete the transactions contemplated under this Agreement.

1.2 Schedules

The following are the Schedules to this Agreement and are incorporated into and form an integral part of this Agreement:

Schedule A	1 - Subsidiaries 2 – Contracts 3 – Marks 4 – List of Debts
Schedule B	Form of Contingent Right Certificate
Schedule C	Exceptions to Section 4.1(p)
Schedule D

1.3 Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	“this Agreement” means this Agreement, including the recitals and Schedules hereto, as it may from time to time be supplemented or amended;

(b)	all references in this Agreement to a designated “Part”, “Section”, “Subsection”, or other subdivision, or to a “Schedule”, is to the designated Part, Section, Subsection or other subdivision of or Schedule to this Agreement unless otherwise specifically stated;

(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, Section, Subsection or other subdivision or Schedule;

(d)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender;

(e)	the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(f)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in British Columbia and/or Canada, applied on a consistent basis with prior years;

(g)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or regulations;

(h)	where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it shall be deemed to mean that the Person in respect of whom the phrase is used shall have made reasonable due enquiries;

(i)	the headings to the Parts, Sections and Subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(j)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(k)	the representations, warranties, covenants and agreements contained in this Agreement shall not merge at Closing and shall continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement;

(l)	unless otherwise specifically noted, all references to money in this Agreement are or shall be to money in lawful money of Canada; and

(m)	if any action is required to be taken under this Agreement on a day that is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4 Governing Law

This Agreement shall be construed solely in accordance with the laws of British Columbia, without giving effect to the conflicts of laws principles thereof, and the federal laws of Canada applicable in British Columbia.

1.5 Severability

If an arbitrator, court or other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

1.6 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof, including the letter of intent between the Parties dated January 21, 2025.

1.7 Waiver

If any Party breaches any provision of this Agreement, the failure of any other Party to require strict performance shall not constitute a waiver of such breach or otherwise prejudice the other Party from subsequently enforcing the provisions hereof as they relate to the breach in question or any similar or other breach. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) of this Agreement, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

Part 2
Purchase and Sale AND RELATED TRANSACTIONS

2.1 Purchase

On and subject to the terms and conditions of this Agreement, including the representations, warranties and covenants contained herein, on the Closing Date the Vendor shall sell, assign, transfer and convey to the Purchaser, or an Affiliate of the Purchaser, all of the Vendor’s right, title and interest in and to the Target Shares, free and clear of all Encumbrances, and the Purchaser shall purchase, accept and receive, all right, title and interest in and to the Target Shares on the Closing Date.

2.2 Retention of Liabilities

The Purchaser will not assume, acquire or otherwise become subject to any Liability or Indebtedness of the Vendor hereunder or in connection with the Transaction.

2.3 Consideration

As consideration for the sale, assignment, transfer and conveyance by the Vendor to the Purchaser of the Target Shares pursuant to this Agreement, the Purchaser shall at the Closing:

(a)	issue 40,375,000 Purchaser Common Shares (the “Payment Shares”) to the Vendor on a prospectus and registration exempt basis at a deemed price per share of C$0.347 as validly issued and fully paid and non-assessable shares, free and clear of any Encumbrances (other than pursuant to applicable statutory requirements or TSXV Escrow Agreement), and shall deliver or cause to be delivered to the Vendor a direct registration statement representing the Payment Shares unless, at least three Business Days before the Closing Date, the Vendor delivers written notice to the Purchaser that the Vendor wishes to receive a share certificate representing the Payment Shares;

(b)	issue 129,000,000 Purchaser Contingent Rights (the “Payment Rights” and together with the Payment Shares, the “Payment Securities”) to the Vendor, free and clear of any Encumbrances (other than pursuant to applicable statutory requirements or TSXV Escrow Agreement) on a prospectus and registration exempt basis, subject to the terms and conditions contained in the Contingent Right Certificate;

(c)	the Vendor and the Purchaser hereby agree and acknowledge that the Payment Securities shall only be issued pursuant to available exemptions under applicable Securities Laws on a prospectus exempt basis in Canada, including, without limitation, exemptions available under National Instrument 45-106 - Prospectus Exemptions. Accordingly, the Payment Securities will be subject to a four-month hold period and will bear the following legend:

“UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER [THE CLOSING DATE]”;

(d)	the Vendor recognizes that the Escrowed Securities will be subject to a TSXV Escrow Agreement in accordance with the policies of the TSXV and may bear legends evidencing such escrow; and

(e)	the Vendor further agrees and acknowledges that the Escrowed Securities may be subject to additional escrow or resale restrictions in accordance with applicable Securities Laws of non-Canadian jurisdictions, including, but not limited to, the United States, and may bear legends evidencing such escrow or resale restrictions.

2.4 Reconstitution of Board and Management

In connection with the Transaction, on the Closing Date the Purchaser will:

(a)	nominate the following individual as a director of the Purchaser (the “New Director”):

Oz Adler

(b)	change the position held by Gabi Kabazo, the sole incumbent officer of the Purchaser, to that of chief executive officer; and

(c)	appoint Ronen Zalayet as the Purchaser’s chief financial officer and corporate secretary provided that he has delivered to the Purchaser a completed and executed consent to act as officer in the Purchaser’s form and further provided that his completed and executed personal information has been cleared by the TSXV.

2.5 Name Change

As at the Closing, the Purchaser will be renamed “Smart online logistics Inc.” or such other name as the Vendor and Purchaser may determine, acting reasonably (the “Name Change”).

2.6 Finders’ Fees

A finder’s fee of 2,018,750 Purchaser Common Shares (the “Finders’ Shares”) will be issuable to the Finders on the Closing Date as set out in the table below, subject to TSXV approval and requirements, including any applicable hold periods, and applicable Laws:

Finder	Number of Finders’ Shares
Capitalink Ltd.	1,009,375
L.I.A Pure Capital Ltd.	1,009,375

2.7 Excluded Subsidiary

Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that the Excluded Subsidiary, shall be excluded from the Transaction. Vendor and Target shall be entitled to transfer or cause to be transferred all of the outstanding equity interests in the Excluded Subsidiary, and such transfer shall not constitute a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement. For the avoidance of doubt, no representations, warranties, covenants or agreements contained in this Agreement shall apply to the Excluded Subsidiary or its assets, liabilities, operations or business.

Part 3
Representations and Warranties
of the Vendor

3.1 Representations and Warranties of the Vendor and the Target

To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Vendor and the Target represent and warrant to the Purchaser, as representations and warranties that are true and correct as at the date of this Agreement and that shall be true and correct on the date of this Agreement and the Closing Date as if such representations and warranties were made on each of the date of this Agreement and the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and relate solely to such date or period), on a joint and several basis, as follows:

(a)	Incorporation and Status of the Vendor, Target and the Target’s Subsidiaries – Each of the Vendor, the Target and the Subsidiaries of the Target is a company duly formed, organized and validly subsisting under the Laws of the jurisdiction of its incorporation or organization and is duly qualified to carry on business and in good standing in the jurisdictions in which it carries on business or owns assets; the Vendor is an ‘accredited investor’ as that term is defined in National Instrument 45-106 Prospectus Exemptions issued by the Canadian Securities Administrators;

(b)	Power and Authority – Each of the Vendor and the Target has all necessary corporate power and capacity to enter into this Agreement and all documents and agreements contemplated herein to which each of the Vendor and the Target is or may become a party, to perform its obligations hereunder and thereunder, and to transfer the legal and beneficial title to and ownership of the Target Shares to the Purchaser, free and clear of all Encumbrances. The execution and delivery of this Agreement by each of the Vendor and the Target has been duly authorized by all necessary corporate action on the part of each of the Vendor and the Target and no other corporate proceedings on the part of each of the Vendor and the Target are necessary to authorize this Agreement and the transactions contemplated hereunder;

(c)	Agreement Valid – This Agreement has been duly executed and delivered by each of the Vendor and the Target and constitutes a legal, valid and binding obligation of each of the Vendor and the Target, enforceable against each of the Vendor and the Target in accordance with its terms, subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally;

(d)	No Violation – The execution and delivery by each of the Vendor and the Target of this Agreement and performance by each of the Vendor and the Target of its obligations hereunder and the transactions contemplated hereby, including, but not limited to transferring the legal and beneficial title to and ownership of the Target Shares to the Purchaser, will not result in:

(i)	a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, shot-gun, acceleration or cancellation of or under:

(A)	the Vendor’s or Target’s constating documents or any resolution of its directors, shareholders, managers and members, as applicable;

(B)	to the best of the knowledge of the Vendor and the Target, any Judgment; or

(C)	any agreement, arrangement or understanding to which the Vendor and Target is a party or by which it is bound or affected that could reasonably be expected to have a Material Adverse Change on the Target Shares taken as a whole; or

(ii)	a contravention of any applicable corporate Law or Securities Law;

(e)	Target Shares – The Vendor owns the Target Shares free and clear of all Encumbrances. The Target Shares constitute 100% of the issued and outstanding equity interests of the Target. The Target Shares are validly issued, fully paid and are non-assessable and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests in the Target to which Target or the Vendor is a party, obligating Target or the Vendor to compel the Target to (i) issue, transfer or sell any Target Shares or other equity interests of Target or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares or other equity interests;

(f)	Target and Target’s Subsidiaries Corporate Records and Documentation –

(i)	True, complete and current copies of the constating documents of Target and each of its Subsidiaries have been delivered or made available to the Purchaser;

(ii)	True, complete and current copies of the share and shareholder register of Target and each of its Subsidiaries have been delivered or made available to the Purchaser;

(iii)	All corporate documentation of Target and each of its Subsidiaries, including minutes of the board meetings and shareholder meetings have been duly and properly recorded and stored and are accurate, correct and complete, except as would not be material. All such documentation has been provided to the Purchaser;

(iv)	All filings required by applicable Law to be delivered or made by the Vendor, the Target and each of the Subsidiaries of the Target to company registries, except as would not be material, have been duly delivered or made on a timely basis; and

(v)	No registration filings for the Target or any of its Subsidiaries, except as would not be material, are pending;

(g)	Consents and Approval – Other than the approval of the TSXV (if applicable) or as required under the Contracts that require consent/approval, there is no requirement for the Vendor or the Target to give or receive any Consents and Notices or obtain any Authorization in order for the Vendor or the Target, as applicable:

(i)	to consummate the transactions contemplated by this Agreement;

(ii)	to execute and deliver this Agreement and all of the documents and instruments to be delivered by the Vendor and the Target under this Agreement; or

(iii)	to render this Agreement legal, valid, binding and enforceable against either;

(h)	Material Liabilities – Neither the Target nor any of its Subsidiaries is subject to material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in the Target Financial Statements (the “Target Balance Sheet”);

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under IFRS; and

(iii)	those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice;

(i)	Acts of Bankruptcy – Neither the Vendor, Target nor any of the Subsidiaries of the Target has proposed a compromise or arrangement to its creditors generally, has taken any Proceeding with respect to such a compromise or arrangement, has taken any Proceeding to have itself declared bankrupt or wound-up, has taken any Proceeding to have a receiver appointed in respect of any part of its assets and, at present, no encumbrancer or receiver has taken possession of any of its property and no execution or distress is enforceable or levied upon any of its property that is material to the Vendor, Target or the Subsidiaries of the Target and no petition for a receiving order in bankruptcy is filed against any of them;

(j)	Litigation – Neither the Vendor, the Target, nor any of the Subsidiaries of the Target is a party to any Proceedings that could materially affect the business, operations, financial condition of the Target or any of the Subsidiaries of the Target and, to the best of the knowledge of the Vendor and Target, no such Proceedings are contemplated or have been threatened;

(k)	Judgments – To the best of the knowledge of the Vendor and the Target, there are no Judgments against the Target, the Vendor, or any of the Subsidiaries of the Target that relate to the Target, any Subsidiaries of the Target or the Target Shares and that remain unsatisfied;

(l)	Compliance with Laws – Neither the Vendor, the Target nor any of the Subsidiaries of the Target is in breach of any Laws which may have a Material Adverse Change on the value of the Target Shares, the Business or the operations concerning the Target, any of the Subsidiaries of the Target or the Business, and neither the Vendor nor the Target has not received any notice or claim of any alleged breach or violation of any Laws;

(m)	Accuracy of Books and Records – All material transactions of the Vendor and the Target related to the Target Shares have been properly recorded in the Books and Records in all material respects;

(n)	Accounting Records – The Vendor and Target have maintained proper accounting records such that an audit can readily be completed on the financial statements of Target;

(o)	Title of Target Shares – The Vendor directly owns all interest in and to and has good and marketable title to the Target Shares, free and clear of all Encumbrances, adverse claims, interests of others and demands of any nature or kind whatsoever recorded or unrecorded, other than Permitted Encumbrances and as set out in their constating documents;

(p)	No Adverse Claims – There are no adverse claims or challenges to or against the Vendor’s ownership of interest in or title to the Target Shares or the validity thereof, nor, to the best of the knowledge of the Vendor and the Target, is there any basis therefor. Neither the Vendor nor the Target has received notice from any Person claiming rights or interests in or to the Target Shares or an Encumbrance on the Target Shares and, except as set out in their constating documents, there are no outstanding agreements or rights or options to acquire or purchase the Target Shares or any portion thereof and no Person, firm or corporation has any proprietary or possessory interest in the Target Shares other than the Vendor, and no Person is entitled to any royalty or other payment in the nature of rent or royalty on any of the material assets of the Target;

(q)	Possession – No Person, other than the Vendor, is entitled to be in possession, including any mortgagee, of the whole or any part of the Target Shares as contemplated under applicable Laws;

(r)	Contracts –

(i)	Contracts – Except for the Contracts described in Schedule A-2, neither the Target nor any of its Subsidiaries is a party to any Contract related to the Business; and

(ii)	Copies of Agreements – True, correct and complete copies of all Contracts have been delivered to the Purchaser;

(s)	Insurance –

(i)	Coverage – The Vendor and/or the Target maintains insurance policies with respect to the Target and each of its Subsidiaries, including but not limited to the Business, with coverages customary to businesses similar in nature and size to the Business;

(ii)	Insurance – All policies of insurance related to the Target, any Subsidiaries of the Target or the Business maintained by the Vendor and Target are in good standing; and

(iii)	Outstanding Claims – To the best of the knowledge of the Vendor and the Target, no threatened or actual material claims against or under any insurance policies of the Vendor or Target providing coverage of the Target, any of the Subsidiaries of the Target and the Business have been made, except for claims that have been settled, satisfied or otherwise terminated, with no remaining liability to the Vendor or Target;

(t)	Filing of Reports and Returns – The Vendor, the Target and each of the Subsidiaries of the Target have duly filed or made all reports and returns required to be filed by it with any Government Authority and has obtained all permits, licenses, consents, approvals, certificates, registrations and Authorizations (whether from Government Authority or otherwise) which are required in connection with its continuing existence or the operations concerning the Business;

(u)	Employee – Except for as disclosed by Schedule A-2, neither the Vendor, the Target nor any of the Subsidiaries of the Target currently have any employment, consulting, severance pay, continuation pay, termination pay, change of control or indemnification agreements or other similar agreements of any nature whatsoever (collectively, “Employment Agreements”) between the Vendor, the Target and/or any of the Subsidiaries of the Target, on the one hand, and any current or former shareholder, officer or director of the Target or any of its Subsidiaries, or any other employee or consultant for which such employee or consultant receives an annual salary or fee of greater than US$50,000 or is entitled to any extraordinary, bonus, termination, change of control, indemnification or other payment as a result of or in connection with the transactions contemplated in this Agreement at any time, that are currently in effect;

(v)	Collective Bargaining – Neither the Target nor any of its Subsidiaries is party to any collective bargaining agreement or collective bargaining relationship with any labour union or employee Representative that would apply to the Target or any of its Subsidiaries or the operations concerning the Business. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees by way of certification, interim certification, voluntary recognition, or succession rights and no union organizing or decertification activities are underway or threatened, and no such activities have occurred in the last five years which would affect Target or any of its Subsidiaries or the operations concerning the Business. There are no pending nor, to the knowledge of the Vendor or the Target, threatened stoppages, strikes, lockouts, walkouts, or other material labour disputes with respect to the Target or any of its Subsidiaries, and no such dispute has occurred in the last five years which would affect Target or any of its Subsidiaries or the operations concerning the Business;

(w)	Employment Law Compliance – The Target and each of its Subsidiaries has complied in all material respects with all Laws relating to the employment of employees, including provisions thereof relating to wages, hours, overtime, collective bargaining, immigration, vacations, occupational health and safety, workplace safety and the payment of social security and other Taxes and there are no outstanding claims, complaints, investigations or orders under any such Laws;

(x)	Material Events – At the Closing Time, there is no Material Adverse Change with respect to the Business, the Target or Target Shares;

(y)	Anti-Bribery and Corruption – Neither the Vendor, the Target, any of the Subsidiaries of the Target, nor any director, officer, employee, consultant, Representative or agent of the Vendor, the Target or any of the Subsidiaries of the Target has:

(i)	violated any anti-bribery or anti-corruption Laws applicable to the Vendor, the Target and/or any of the Subsidiaries of the Target, including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act; or

(ii)	offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (a) to any government official, whether directly or through any other person, for the purpose of influencing any act or decision of a government official in his or her official capacity; inducing a government official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a government official to influence or affect any act or decision of any Government Authority; or assisting any Representative of Vendor, Target or any of the Subsidiaries of the Target in obtaining or retaining business for or with, or directing business to, any person; or (b) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Vendor, Target nor any of the Subsidiaries of the Target nor to the knowledge of the Vendor or the Target, any director, officer, employee, consultant, Representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Vendor, Target or any of the Subsidiaries of the Target or any director, officer, employee, consultant, Representative or agent of the foregoing violated such Laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Government Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws;

(z)	Intellectual Property – All trade names, logos, trade dress, trademarks and service marks used by the Target or in the Business are set out Schedule A-3 hereto. The Target owns all right, title and interest in and to, or has validly licensed (and are not in breach of such licenses) all material Intellectual Property Rights related to the Target or the Business. All such Intellectual Property Rights that are owned by or licensed to the Vendor or Target, as the case may be, are sufficient, in all material respects, for conducting the operations concerning the Business. All Intellectual Property Rights owned or leased by the Vendor or Target, as the case may be, are valid and enforceable and the carrying on of the operations concerning the Business and the use by the Vendor or Target of any such Intellectual Property Rights or Technology (as defined below) owned by or licensed by it does not breach, violate, infringe or interfere with any rights of any other Person. To the knowledge of the Vendor and the Target, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Vendor or Target. All computer hardware and associated firmware and operating systems, application software, database engines and processed data, and technology infrastructure used in connection with the conduct of the Target or the Business (collectively, the “Technology”) are sufficient, in all material respects, for conducting the Business, as presently conducted, and the Vendor owns or has validly licensed or leased (and are not in breach of such licenses or leases) such Technology;

(aa)	Representations Regarding Investment in the Payment Securities – The Payment Securities to be received by the Vendor will be issued to the Vendor as principal for its own account, not as a nominee or agent, and not with a view to distribution of any part thereof, and the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Vendor does not currently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third party, with respect to any of the Payment Securities;

(bb)	Taxes – The Target and each of its Subsidiaries has paid all Taxes shown as due and payable by it on all of its Tax returns and has paid all assessments and reassessments it has received in respect of Taxes. The Target and each of its Subsidiaries has paid all Tax installments due and payable by it. There are no assessments or reassessments of Taxes that have been issued and are outstanding. Neither the Target nor any of its Subsidiaries is negotiating any assessment or reassessment with any Governmental Authority. Neither the Target nor any of its Subsidiaries is aware of any liabilities for Taxes or any grounds for an assessment or reassessment, including any liability to pay Taxes in connection with this Agreement;

(cc)	Subsidiaries – Expect as set forth in Schedule A-1, and for the Excluded Subsidiary, the Target does not have any Subsidiaries; and

(dd)	Authorized Conduct – The Vendor has not engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Vendor or any other Person.

(ee)	United States Securities Law Matters - No Representative of the Vendor was physically present in the United States at any time during all discussions and negotiations of this Agreement and the Transaction, and, at the time of execution of this Agreement on behalf of the Vendor by its authorized signatory, such authorized signatory is not physically present in the United States.

3.2 Fees

Other than the Finders, there is no investment banker, broker or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Vendor or Target who might be entitled to any fee, commission or reimbursement of expenses on Closing.

3.3 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Vendor pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties of the Vendor hereunder.

3.4 Survival of Representations and Warranties of the Vendor and Target

The representations and warranties of the Vendor and Target hereunder shall survive the Closing and the payment of the Payment Securities, and, notwithstanding the Closing and the payment of the Payment Securities, shall continue in full force and effect for the benefit of the Purchaser for a period of eighteen (18) months from the Closing Date for all matters except a claim relating to Taxes or for breach of any of the representations and warranties by the Vendor or the Target in or pursuant to this Agreement involving fraud or fraudulent misrepresentation, subject only to applicable limitation periods imposed by Law.

3.5 Reliance

The Vendor and the Target acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations, covenants and other terms and conditions of this Agreement, provided that in no event will the Vendor or the Target have any liability to the Purchaser with respect to a breach of a representation, covenant or other term and condition of this Agreement that the Purchaser was aware of before the Closing Time.

Part 4
Representations and Warranties of The Purchaser

4.1 Representations and Warranties of the Purchaser

In order to induce the Vendor and the Target to enter into and to consummate the transactions contemplated by this Agreement, the Purchaser represents and warrants to the Vendor and the Target as representations and warranties that are true and correct as at the date of this Agreement and that will be true and correct on each of the date of this Agreement and the Closing Date as if such representations and warranties were made on each of the date of this Agreement and the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and relate solely to such date or period), as follows:

(a)	Incorporation and Status –The Purchaser is a body corporate duly formed, organized and validly subsisting under the Laws of the jurisdiction of its incorporation or organization and is duly qualified to carry on business and in good standing in the jurisdictions in which it carries on business;

(b)	Power and Authority –The Purchaser has all necessary corporate power and capacity to enter into this Agreement and all documents and agreements contemplated herein to which it is or becomes a party, to perform its obligations hereunder and thereunder, and to acquire legal and beneficial title to and ownership of the Target Shares from the Vendor. The execution and delivery of this Agreement by the Purchaser has been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser is necessary to authorize this Agreement and the transactions contemplated hereunder;

(c)	Agreement Valid – This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally;

(d)	No Violation – The execution and delivery by the Purchaser of this Agreement and performance by the Purchaser of its obligations hereunder and the transactions contemplated hereby, including, but not limited to, acquiring the legal and beneficial title to and ownership of the Target Shares from the Vendor, will not result in:

(i)	a violation or breach of any provision of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, shot-gun, acceleration or cancellation of or under:

(A)	the Purchaser’s constating documents or any resolution of its directors, shareholders, managers and members, as applicable;

(B)	to the best of the knowledge of the Purchaser, any Judgment; or

(C)	any agreement, arrangement or understanding to which the Purchaser is a party or by which it or its properties is bound or affected that, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on the Purchaser; or

(ii)	a material breach of any applicable corporate or Securities Law;

(e)	Consents and Approval – Other than the approval of the TSXV, there is no requirement for the Purchaser to give or receive any Consents and Notices or obtain any Authorization in order for the Purchaser:

(i)	to consummate the transactions contemplated by this Agreement;

(ii)	to execute and deliver this Agreement and all of the documents and instruments to be delivered by the Purchaser under this Agreement; or

(iii)	to render this Agreement legal, valid, binding and enforceable against it;

(f)	Material Liabilities – The Purchaser does not have material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(i)	those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in the Purchaser Financial Statements (the “Purchaser Balance Sheet”);

(ii)	those incurred in the ordinary course of business and not required to be set forth in the Purchaser Balance Sheet under IFRS; and

those incurred in the ordinary course of business since the date of the Purchaser Balance Sheet and consistent with past practice;

(g)	Debts - The Purchaser hereby represents and warrants that, as of the date of this Agreement, all of its existing debts and liabilities are fully and accurately listed in Schedule A-4 attached hereto and forming an integral part of this Agreement. The Purchaser further represents that it has no debts, liabilities, or guarantees other than those specified in Schedule A-4 that may affect its ability to fulfill its obligations under this Agreement or its financial capacity to complete the acquisition contemplated herein. The Purchaser undertakes to promptly notify the Seller in writing of any material change in its debt status up to the Closing Date.

(h)	Acts of Bankruptcy – The Purchaser has not proposed a compromise or arrangement to its creditors generally, has not taken any Proceeding with respect to such a compromise or arrangement, has not taken any Proceeding to have itself declared bankrupt or wound-up, has not taken any Proceeding to have a receiver appointed of any part of its assets and, at present, no encumbrancer or receiver has taken possession of any of its property and no execution or distress is enforceable or levied upon any of its property that is material to the Purchaser and no petition for a receiving order in bankruptcy is filed against either, other than:

(i)	The Purchaser has no direct or indirect liability, obligation, or contingent exposure arising from or related to the insolvency proceedings of POB in Israel, whether as a guarantor, indemnitor or otherwise, and except for the ‘asset concealment’ claim which was disposed of in a hearing on March 10, 2025, no claims, demands or actions have been made or threatened against the Purchaser in connection with such proceedings, and the Purchaser is not aware that each of the trustee or one of the creditors has expressed an intention to raise such a claim.

(ii)	The Purchaser represents and warrants that, to the best of its knowledge, the insolvency proceedings of POB in Israel will not affect the financial or legal standing of each of the Vendor or the Target. The Purchaser represents and warrants that it has not provided a guarantee for one or more of POB’s obligations. The Purchaser confirms that each of the Vendor or the Target holds no direct or indirect liabilities arising from these proceedings. The Purchaser also commits to providing full disclosure of all relevant information regarding POB’s proceedings.

(iii)	The court document commencing the POB insolvency proceedings is attached as Schedule D and Schedule D includes a complete and accurate description of the material terms of the status insolvency proceedings against POB as of the date hereof.

(i)	Litigation – The Purchaser is not a party to any Proceedings that could materially affect its business, operations or financial condition, and, to the best of the knowledge of the Purchaser, no such Proceedings are contemplated or have been threatened;

(j)	Judgments – To the best of the knowledge of the Purchaser, there are no Judgments against the Purchaser that are unsatisfied;

(k)	Compliance with Laws – The Purchaser is in material compliance with all applicable Laws and has not received any notice of any alleged breach or violation of any such Laws;

(l)	Corporate Records and Documentation –

(i)	True, complete and current copies of the Notice of Articles and Articles of the Purchaser have been delivered to the Vendor;

(ii)	A certificate of the registrar and transfer agent of the Purchaser Common Shares, which certifies the number of Purchaser Common Shares issued and outstanding on the Business Day immediately prior to the Closing Date will have been delivered to the Vendor by Closing;

(iii)	All corporate documentation of the Purchaser, including minutes of the board meetings and shareholders’ meetings exists, is safely stored and is correct, except as would not be material. All such documentation has been provided to the Vendor; and

(iv)	All filings required by applicable Law to be delivered or made by the Purchaser to company registries, except as would not be material, have been duly delivered or made on a timely basis

(m)	Accuracy of Books and Records – All material transactions of the Purchaser have been properly recorded in its books and records in all material respects;

(n)	Accounting Records – The Purchaser has maintained proper accounting records such that an audit can be readily completed on its financial statements;

(o)	Filing of Reports and Returns – The Purchaser has duly filed or made all reports and returns required to be filed by it with any Governmental Authorities and obtained all permits, licenses, consents, approvals, certificates, registrations and Authorizations (whether from Government Authority or otherwise) which are required in connection with its continued existence or business and operations;

(p)	Employees – The Purchaser does not currently have any Employment Agreements or consulting agreements between the Purchaser, on the one hand, and any current or former shareholder, officer or director of the Purchaser or any other employee or consultant except as set out in Schedule C;

(q)	Employment Law Compliance – The Purchaser has complied in all material respects with all Laws relating to the employment of employees, including provisions thereof relating to wages, hours, overtime, collective bargaining, immigration, vacation, occupational health and safety and the payment of social security and other Taxes and there are no outstanding claims, complaints, investigations or orders under any such Laws;

(r)	Material Events – Except as contemplated by this Agreement, at the Closing Time there is no Material Adverse Change with respect to its business or operations;

(s)	Capitalization – The authorized capital of the Purchaser consists of an unlimited number of Purchaser Common Shares, all of which are of a single class and have the same rights attached to them. As of the date hereof, 11,440,489 Purchaser Common Shares were issued and outstanding. All of the outstanding share capital of the Purchaser has been duly authorized and validly issued and are fully paid and non-assessable are free and clear of any pre-emptive rights or restrictions on transfer.

(t)	Options, Warrants and Convertible Debt – The Purchaser has issued (i) 28,608 incentive stock options (“Existing Options”) each exercisable to acquire one (1) Purchaser Common Share upon payment of an exercise price per Purchaser Common Share of C$7-$44 under the Purchaser’s Omnibus Equity Incentive Plan approved at its 2024 annual general meeting (the “Omnibus Plan”); (ii) 5,333,333 common share purchase warrants (the “Existing Warrants”), each exercisable to acquire one (1) Purchaser Common Share upon payment of an exercise price per Purchaser Common Share of C$0.25; and (iii) convertible debentures in the aggregate principal amount of $240,000, bearing interest at the rate of 12% per annum and maturing on August 29, 2025, each convertible, at the option of the holder, in full or in part, into units of the Company (the “Units”) at a price of $10 per Unit, with each Unit consisting of one Purchaser Common Share and one common share purchase warrant exercisable to purchase one Purchaser Common Share at a price of $10 for a period of 24 months from the date of issuance (the “Existing Convertible Debentures”). Except for the Existing Options, Existing Warrants and Existing Convertible Debentures, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests in Purchaser to which Purchaser is a party, obligating Purchaser to (i) issue, transfer or sell any Purchaser Common Shares or other equity interests of Purchaser or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (iii) redeem or otherwise acquire any such shares or other equity interests. The execution and delivery by the Purchaser of this Agreement and performance by the Purchaser of its obligations hereunder and the transactions contemplated hereby shall not trigger any automatic adjustment to the entitlements under the Existing Options, the Existing Warrants (e.g., each Existing Option shall continue to entitle the holder to acquire one (1) Purchaser Common Share up to an aggregate of 28,608 Purchaser Common Shares and each Existing Warrant shall continue to entitle the holder to acquire one (1) Purchaser Common Share up to an aggregate of 5,333,333 Purchaser Common Shares) or the Existing Convertible Debentures or trigger any automatic cash payments to holders thereunder, and the Purchaser has not and will not take any action to modify, accelerate or provide for any cash payments with respect to such entitlements before or at Closing, whether through its discretionary authority under Section 12 of the Omnibus Plan or by any other means.

(u)	Listing of Payment Shares – The Purchaser Common Shares are listed and posted for trading on the TSXV and, to the knowledge of the Purchaser, other than in connection with the Transaction, no order ceasing or suspending trading in any securities of the Purchaser or prohibiting the sale or issuance of the Payment Securities or the trading of any of the Purchaser’s issued securities has been issued and no (formal or informal) Proceedings for such purposes have been threatened or, to the knowledge of the Purchaser, are pending except in connection with this Agreement;

(v)	Regulatory Matters – The Purchaser is a “reporting issuer” under the Securities Laws of each of the provinces of British Columbia, Alberta and Ontario and is not noted as being in default on the list of reporting issuers maintained under the securities legislation in such provinces, and in particular, without limiting the foregoing, the Purchaser is in material compliance with its disclosure obligations under Securities Laws and, except with respect to this Agreement and the transactions contemplated herein, there is no material change relating to the Purchaser which has occurred and with respect to which the requisite material change report has not been filed with the applicable securities regulators. All material filings and fees due and payable by the Purchaser pursuant to Securities Laws and general corporate law have been made and paid. The Purchaser has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a securities regulator seeking to revoke the reporting issuer status of the Purchaser;

(w)	Resale of Securities – The Payment Securities will be subject to a TSXV Escrow Agreement as required by the TSXV and a statutory hold period in accordance with Section 2.3(d) hereof and will bear a legend accordingly;

(x)	Issue of Payment Securities – The execution of this Agreement and the issue by the Purchaser to the Vendor of the Payment Securities will be exempt from the registration and prospectus requirements of Securities Laws in Canada provided that the Vendor is an ‘accredited investor’ as that term is defined in National Instrument 45-106 Prospectus Exemptions issued by the Canadian Securities Administrators;

(y)	Issue of Payment Securities is Valid – All necessary corporate action has been taken or will have been taken prior to Closing to authorize the issue and the delivery of the Payment Securities at Closing and the Payment Shares will be validly issued as fully paid and non-assessable shares. At the Closing Time, (i) the Payment Securities will be free and clear of all Encumbrances, other than the statutory hold period and the escrow requirements of the TSXV Escrow Agreement in accordance with Section 2.3(d) hereof, and (ii) all conditions required for the conditional listing of the Payment Securities on the TSXV will have been fulfilled (subject to standard post-Closing filings with the TSXV);

(z)	No Cease Trade Order – No order ceasing or suspending trading in the securities of the Purchaser nor prohibiting the sale of such securities has been issued to or in respect of the Purchaser or its directors, officers or promoters and to the best of the knowledge of the Purchaser, no investigations or Proceeding for such purposes are pending or threatened, other than the halting of the Purchaser Common Shares by the TSXV in connection with the Transaction;

(aa)	Taxes – The Purchaser has paid all Taxes shown as due and payable by it on all of its Tax returns and has paid all assessments and reassessments it has received in respect of Taxes. The Purchaser has paid all Tax installments due and payable by it. There are no assessments or reassessments of Taxes that have been issued and are outstanding. The Purchaser is not negotiating any assessment or reassessment with any Governmental Authority. The Purchaser is not aware of any liabilities for Taxes or any grounds for an assessment or reassessment, including any liability to pay Taxes in connection with this Agreement;

(bb)	Subsidiaries – The Purchaser does not have any Subsidiaries, other than POB and Plantify International Trading Ltd; and

(cc)	Name Change – The Name Change does not require the approval of any third party other than the TSXV.

4.2 Fees

Other than the Finders, there is no investment banker, broker or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Purchaser, who might be entitled to any fee, commission or reimbursement of expenses on Closing.

4.3 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties of the Purchaser hereunder.

4.4 Survival

The representations and warranties of the Purchaser hereunder shall survive the Closing and the purchase of the Target Shares, and, notwithstanding the Closing and the purchase of the Target Shares, the representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor and Target for a period of eighteen (18) months from the Closing Date for all matters except a claim relating to Taxes or for breach of any of the representations and warranties by the Purchaser in or pursuant to this Agreement involving fraud or fraudulent misrepresentation, subject only to applicable limitation periods imposed by Law, and except for the representations specified in Section 4.1(h), which shall remain in full force and effect for the benefit of the Vendor and the Target for a period of seven (7) years from the date of commencement of the liquidation proceedings of POB, which was on January 14, 2025.

4.5 Reliance

The Purchaser acknowledges and agrees that the Vendor and Target have entered into this Agreement relying on the warranties and representations, covenants and other terms and conditions of this Agreement provided that in no event will the Purchaser have any liability to the Vendor with respect to a breach of a representation, covenant or other term and condition of this Agreement that the Vendor was aware of before the Closing Time.

Part 5
Covenants

5.1 Covenants of the Vendor and Target

Each of the Vendor and the Target hereby covenants and agrees that, during the period from the date of this Agreement to the Closing Time, the Vendor and the Target will do, or cause to be done, the following:

(a)	Access – Permit the Purchaser and each of its employees, agents, technical and professional advisors and other Representatives, between the date hereof and the Closing Date, upon reasonable advance notice to the Vendor or the Target of such proposed access, to have reasonable access during normal business hours, without interruption to the Business being carried out by the Vendor and/or the Target on the premises, to the premises and such employees, all as may be authorized by the Vendor and/or the Target, as applicable, for the purposes of accessing and reviewing the Books and Records, Confidential Information, other information regarding the Business and the Target and the assets of the Vendor or the Target as they pertain to the Business, and shall furnish, and require that the Vendor’s and Target’s principal bankers, independent auditors, counsel, technical advisors and other advisors furnish, to the Purchaser, such financial, technical and operating data and other information with respect to the Business and Target, as the Purchaser shall from time to time reasonably request to enable confirmation of the matters represented and warranted in Part 3;

(b)	Confer – Confer on a regular basis with the Purchaser with respect to operational matters concerning the Target and promptly advise the Purchaser, orally and in writing, of any materially adverse change in respect of the Target or the Business and of any material Proceedings (or communications indicating that Proceedings may be contemplated) with respect thereto;

(c)	Conduct Business in Ordinary and Usual Course – The Vendor and the Target shall, except as otherwise provided in this Agreement:

(i)	conduct its business relating to the Target and the Business in the ordinary and usual course consistent with past practices;

(ii)	not transfer, sell, consume or otherwise dispose of any part of the Target Shares or interest therein;

(iii)	not appoint or permit the appointment of a liquidator, receiver, trustee in bankruptcy, or similar official in respect of the Target Shares or the Target;

(iv)	not request an order by a Government Authority for the winding-up or dissolution of the Vendor or Target;

(v)	except in the ordinary course of business, not, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned:

(A)	enter into, modify, amend or terminate any Contracts or Authorizations related to the Business or incur any liability, except in the ordinary course of business and which is not material;

(B)	issue or agree to issue any debt, equity or other securities in Target;

(C)	borrow money or incur any Indebtedness for money borrowed in Target, except in the ordinary course of business;

(D)	make loans, advances or other payments which would affect the operations relating to the Target or the Business, other than as required in connection with this Agreement;

(E)	distribute, transfer, sell, assign or encumber in any way whatsoever any of the Target Shares;

(F)	alter or amend the articles or by-laws or any other constating documents of the Target in any manner, except as required to give effect to the matters contemplated by this Agreement; or

(G)	other than in connection with this Agreement, Target shall not enter into any transaction or material Contract or engage in any business enterprise or activity different from that currently carried on by the Target in the ordinary course of business;

(d)	Continue Insurance – Use its commercially reasonable efforts to maintain all existing policies of insurance on the Target;

(e)	Comply with Laws – Comply with all Laws and all Authorizations governing or affecting the Target and/or the Business;

(f)	Pay Liabilities – Pay and discharge all Liabilities or obligations of the Vendor (as they relate to the Target Shares) and Target in the ordinary and usual course of business consistent with past business practice, except for such liabilities or obligations as may be contested in good faith;

(g)	No Breach – Not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of or render untrue any representation, warranty, covenant, agreement, term or other obligation of the Vendor contained herein;

(h)	Consents, Notices and Authorizations – Use commercially reasonable efforts to ensure that all Consents and Notices have been received or given; and those Consents and Notices which have already been received or given be maintained effective, as the case may be, prior to the Closing Date and that all Authorizations required to permit the Purchaser to carry on the Business as currently carried on have been obtained prior to the Closing Date, all in form and substance satisfactory to the Purchaser, acting reasonably;

(i)	Preserve Business – Use commercially reasonable efforts to carry on the Business and operate Target as currently conducted, in each case in all material respects;

(j)	Maintenance of Books and Records – Maintain the Books and Records in the usual, regular and ordinary manner, consistent with accepted accounting practices;

(k)	Notice of Material Developments – Notify the Purchaser as soon as the Vendor or the Target has determined that a state of facts exists which results in, or can reasonably be expected to result in:

(i)	any representation or warranty of the Vendor or the Target set forth in this Agreement being untrue or incorrect in any material respect;

(ii)	the breach of any covenant of the Vendor or the Target set forth in this Agreement;

(iii)	the non-fulfillment of any condition for the benefit of the Purchaser set forth in this Agreement;

(iv)	any material change in the operations, Business, Target, Target Shares, liabilities, ownership, capital or financial position or condition of the Target, or change in a material fact that has a Material Adverse Change on, or would reasonably be expected to have a Material Adverse Change on, the Business, Target or Target Shares, except for the transactions contemplated by this Agreement;

(v)	any notice or other communication from any Person alleging that the Consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to the other Party);

(vi)	any notice or other communication from any Government Authority in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to the other Party); or

(vii)	any material legal or regulatory Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such Party, in each case, solely to the extent that it relates to this Agreement, or the Transaction;

(l)	Necessary Steps – Take all actions, steps and Proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement;

(m)	Pay Liabilities – Pay and discharge all Liabilities and obligations of the Target and the Business in the ordinary and usual course of business consistent with past business practice, except for liabilities or obligations as may be contested in good faith;

(n)	Maintenance of Books and Records – Maintain the books and records of the Target in the usual, regular and ordinary manner, consistent with accepted accounting practices;

(o)	Regulatory Approvals – Use commercially reasonable efforts to execute all undertakings and comply with all requirements of the applicable Securities Laws, the TSXV, and any other Persons or Government Authority, which may be necessary or reasonable to obtain the necessary approvals under applicable laws and stock exchange requirements to the transactions contemplated hereunder;

(p)	Representations and Warranties – Use commercially reasonable efforts to ensure that, immediately prior to the Closing Time, the representations and warranties of the Vendor and the Target set out in this Agreement will be true and correct in all material respects.

Notwithstanding anything set out in this Section 5.1, the Vendor may refrain from taking any action required to be taken by, or take any action restricted by, this Section 5.1 with the prior written consent of the Purchaser provided that it seeks such consent and provides the Purchaser with all relevant information.

5.2 Covenants of the Purchaser

The Purchaser covenants and agrees with the Vendor and the Target that during the period from the date of this Agreement to the Closing Time, the Purchaser shall do the following:

(a)	Access – Permit the Vendor, the Target and each of its respective employees, agents, technical and professional advisors and other Representatives, between the date hereof and the Closing Date, upon reasonable advance notice to the Purchaser of such proposed access, to have reasonable access during normal business hours, without interruption to any business being carried out by the Purchaser on the premises, to the premises and such employees, all as may be authorized by the Purchaser, for the purposes of accessing and reviewing the books and records of the Purchaser, and shall furnish, and require that the Purchaser’s principal bankers, independent auditors, counsel, technical advisors and other advisors furnish, to the Vendor, such financial, technical and operating data and other information as the Vendor shall from time to time reasonably request to enable confirmation of the matters represented and warranted in Part 4;

(b)	Conduct of Business in Ordinary and Usual Course – Except as otherwise provided in this Agreement:

(i)	conduct its business in conformance with good practices, maintain its affairs in good standing, preserve its corporate existence and comply with all legal and contractual obligations;

(ii)	not, without the prior written consent of the Vendor:

(A)	dispose of any of its properties or assets out of the ordinary course of business;

(B)	appoint or permit the appointment of a liquidator, receiver, trustee in bankruptcy, or similar official in respect of the Purchaser;

(C)	request an order by a Government Authority for the winding-up or dissolution of the Purchaser;

(D)	issue any debt, equity or other securities in the Purchaser;

(E)	borrow money or incur any Indebtedness for money borrowed in Purchaser, except in the ordinary course of business or in connection with this Agreement;

(F)	make loans, advances or other payments, other than in the ordinary course of business or as required in connection with this Agreement;

(G)	pay any dividends, distribute, transfer, sell, assign or encumber in any way whatsoever any of its assets;

(H)	enter into any transaction or agreement with a “related party” (as defined in Multilateral Instrument 61-101) or “non-arm’s length party” (as defined in TSX-V policies) other than in connection with the Transaction;

(I)	alter or amend the articles or any other constating documents of the Purchaser in any manner, except as required to give effect to the matters contemplated by this Agreement; or

(J)	other than in connection with this Agreement, enter into any transaction or material Contract or engage in any business enterprise or activity different from that carried on by the Purchaser in the ordinary course of business;

(c)	Notice of Material Developments – Notify the Vendor and the Target as soon as the Purchaser or any of its directors, officers, employees, agents or technical and professional advisors have determined that a state of facts exist which results in, or will result in:

(i)	any representation or warranty of the Purchaser set forth in this Agreement being untrue or incorrect in any material respects;

(ii)	the breach of any covenant of the Purchaser set forth in this Agreement;

(iii)	the non-fulfillment of any conditions for the benefit of the Vendor set forth in this Agreement;

(iv)	any material change in the business, operations, assets, liabilities, ownership, capital or financial position of the Purchaser, or change in a material fact that has a Material Adverse Change on, or would reasonably be expected to have a Material Adverse Change on, the Purchaser, except for the transactions contemplated by this Agreement;

(v)	any notice or other communication from any Person alleging that the Consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to the other Party);

(vi)	any notice or other communication from any Government Authority in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to the other Party); or

(vii)	any material legal or regulatory Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such Party or that relate to this Agreement, or the Transaction;

(d)	Necessary Steps – Take all necessary actions, steps and Proceedings to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement;

(e)	Comply with Laws – Comply with all Laws and all Authorizations, governing or affecting the business and operations of the Purchaser, except for failures to comply which in the aggregate would not have a Material Adverse Change on the business and operations of the Purchaser, as applicable;

(f)	Pay Liabilities – Pay and discharge all Liabilities and obligations of the Purchaser in the ordinary and usual course of business consistent with past business practice, except for liabilities or obligations as may be contested in good faith;

(g)	No Breach – Not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of or render untrue any representation, warranty, covenant, agreement, term or other obligation of the Purchaser contained herein;

(h)	Consents, Notices and Authorizations – Use commercially reasonable efforts to ensure that all Consents and Notices have been received or given; and those Consents and Notices which have already been received or given to be maintained effective, as the case may be, prior to the Closing Date;

(i)	Preserve Business – Use commercially reasonable efforts to carry on the business and operations of the Purchaser as currently conducted;

(j)	Maintenance of Books and Records – Maintain the books and records of the Purchaser in the usual, regular and ordinary manner, consistent with accepted accounting practices;

(k)	Free Cash – As of immediately prior to the Closing Date, the Purchaser shall have no less than C$300,000 free cash (after deducting the Transaction expenses). For the purposes of this covenant and Section 6.3(e), “free cash” shall mean cash and cash equivalents that (a) are not subject to any Encumbrances, or restrictions on use, and are readily available for the Purchaser’s general corporate purposes, and (b) are net of any Liabilities of the Purchaser, including, but not limited to, the Purchaser’s debts as detailed in Section 4.1(g) and including for any professional or advisory services rendered to the Purchaser prior to or on the Closing Date. The Purchaser shall provide evidence satisfactory to the Vendor, at least three (3) Business Days prior to the Closing Date, demonstrating compliance with this covenant. Such evidence may include, but is not limited to, bank statements, financial statements, or a certificate from the Purchaser’s Chief Financial Officer;

(l)	Regulatory Approvals – Use commercially reasonable efforts to assist the Vendor to obtain and comply with all requirements of any Persons or Government Authority, which may be necessary or reasonable to obtain the necessary approvals under applicable Laws to the transactions contemplated hereunder; and

(m)	Representations and Warranties – Use commercially reasonable efforts to ensure that, immediately prior to Closing Time, the representations and warranties of the Purchaser set forth in this Agreement will be true and correct in all material respects.

5.3 Mutual Covenants

Each of the Parties covenants and agrees that, as applicable, during the period from the date of this Agreement to Closing Time, such Party shall:

(a)	Satisfy Conditions – Use all commercially reasonable efforts to satisfy or cause the satisfaction of the mutual conditions precedent that are set out in Part 7 (and in the case of the Vendor, the conditions precedent that are set out in Part 8, and in the case of the Purchaser, the conditions precedent that are set out in Part 9) and to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i)	ensure that all Consents and Notices are given or received; and those Consents and Notices which have already been received or given be maintained effective, as the case may be;

(ii)	there shall have been no action taken under any Law or by any government or Government Authority which makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the transactions contemplated in this Agreement;

(b)	Valuation – The Purchaser will have obtained or requested the Vendor or Target to obtain and provide to the Purchaser, an independent valuation report (the “Valuation Report”) (in a form acceptable to the Parties acting reasonably), on a reliance basis, determining the fair market value of the Target Shares (the “Target FMV”). The Valuation Report will evidence that the Target FMV is equal or greater than C$14,010,000.

(c)	Cooperation – Use all commercially reasonable efforts to cooperate with each other Party in connection with the performance by the other Party of its obligations under this Part 5;

(d)	Other Actions – Use all commercially reasonable efforts to ensure compliance with all the conditions in Parts 7, 8 and 9; and

(e)	Rectification of Corporate Records - The Parties and their respective officers and directors will, in consultation and cooperation with one another, rectify all material deficiencies and irregularities in the corporate records, record-keeping, resolutions, minutes, registers and other similar and related corporate documents customarily maintained in a body corporate’s minute books as such deficiencies and irregularities are identified by the other Party, as soon as practicable following the execution of this Agreement and, in any event, prior to the Closing Date, to the satisfaction of the other Party, acting reasonably.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived by mutual consent of the Vendor, the Target, and the Purchaser in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Section 13.4, any Party hereto may terminate this Agreement by written notice to the other in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding Party hereto.

5.4 Alternative Transaction

The Vendor, the Target, and the Purchaser each hereby covenant that, from the date hereof until the earlier of: (i) the Closing Time; (ii) this Agreement having been terminated pursuant to and in accordance with Part 12; and (iii) the Termination Date, it will:

(a)	not directly or indirectly through any Representative take any action of any kind which could reasonably be construed to reduce the likelihood of success of consummating the Transaction, including but not limited to any action to continue, solicit, initiate, assist or encourage enquiries, submissions, proposals or offers from any other Person, entity or group relating to, and will not participate in any discussions or negotiations regarding or furnish to any other Person, entity or group any information with respect to, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to an Alternative Transaction;

(b)	promptly notify the other Parties if it becomes aware that any proposal in respect of any Alternative Transaction has been made, or it or any of its Representatives has received any inquiry from or contact with any Person with respect thereto, and advise the Purchaser of the content of any such proposal and, if written, provide the Purchaser with copies; and

(c)	cease any and all negotiations with any third party in respect of any Alternative Transaction, and not release any such third party from its obligations under any confidentiality agreement or other similar agreement.

5.5	Facilitation of Transaction

Without limiting Section 5.4, each of the Vendor, the Target, and the Purchaser will use commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws, including applicable Securities Laws, to permit the completion of the Transaction in accordance with the provisions of this Agreement and other applicable agreements and instruments, and to consummate and make effective all other transactions contemplated in and by this Agreement and other applicable agreements and instruments, and each will cooperate with each other, to the extent applicable, in connection with the foregoing, including:

(a)	executing and delivering the applicable Closing Documents on or before the first Business Day preceding the Closing Date;

(b)	preparing the Disclosure Document;

(c)	furnishing to one another, on a timely basis, all such information as may be required to prepare and submit the Disclosure Document to the TSXV and complete the other actions required under this Section 5.5, and each hereby covenants that no information so furnished by it in writing in connection with such actions or otherwise in connection with the consummation of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances in which they were made, not misleading;

(d)	ensuring that the information relating to it disclosed in the Disclosure Document will not contain any misrepresentation;

(e)	promptly notifying one another if at any time before or after the Closing Time either Party becomes aware that the Disclosure Document contains a misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made and cooperate in the preparation of a supplement or amendment to the Disclosure Document, as the case may be, that corrects any such misstatement or omission;

(f)	ensuring that the Disclosure Document is prepared in compliance with the applicable provisions of the rules of TSXV and applicable Securities Laws;

(g)	cooperate with each other in connection with the preparation of documentation for submission to TSXV and any other applicable regulatory authorities and keep each other informed of any requests or comments made by regulatory authorities in connection with such documentation;

(h)	using commercially reasonable efforts to provide notice to, and obtain all necessary Consents and Authorizations, the failure of which to obtain would prevent the Parties from effecting the Transaction or would result in a Material Adverse Change on the value of the Target Shares, the Business or the operations concerning the Purchaser;

(i)	using commercially reasonable efforts to effect or cause to be effected all necessary registrations and filings and submissions of information requested of it by any Government Authority, the failure of which to obtain would prevent the Parties hereto from effecting the Transaction or would result in a Material Adverse Change on the value of the Target Shares, the Business or the operations concerning the Target or the Purchaser;

(j)	using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order which may be entered against it, which injunction or order would prevent the Parties hereto, as applicable, from completing the Transaction;

(k)	cooperating with each other in connection with any lawsuits or legal Proceedings brought against any party or any Affiliate thereof challenging this Agreement, the completion of the Transaction and keeping each other informed of any material information that becomes known to them in connection therewith;

(l)	complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement; and

(m)	not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Transaction, as applicable.

5.6	Confidentiality

(a)	The Parties will, and will cause their Representatives to, treat any data and information obtained with respect to the Parties, or any of their Affiliates or associates, from any Representative, officer, director or employee of the Parties, or from any books or records of the Parties, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to: (i) information in the public domain or that becomes public through disclosure in accordance with applicable Law, (ii) information that is required to be disclosed by applicable Law or by the requirements of the TSXV or the NASDAQ, (iii) information that is disclosed by Parties or their Affiliates or associates, on a confidential basis, to any of their respective agents, accountants, attorneys and prospective lenders or investors in connection with or related to the consummation this Agreement, including the financing of this Agreement, or (iv) any information that is disclosed by the Parties after the Closing Time.

(b)	In the event that this Agreement is terminated, the Vendor and the Purchaser, upon the written request of the other, will, and will cause their Representatives to, promptly deliver to the other any and all documents or other materials furnished by the disclosing Party or their respective Affiliates in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the disclosing Party, shall be destroyed by the receiving Party or shall be returned and such receiving Party shall confirm in writing that all such materials have been returned or destroyed. Notwithstanding the foregoing, the receiving Party may retain such documents or other material as and to the extent required by any Law, automatic back-up archiving practice, or bona-fide records retention policy, provided that any such documents or other material so retained shall continue to be subject to the terms of this section. No failure or delay by the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(c)	The Vendor and the Purchaser recognize and agree that in the event of a breach by either of this section, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach by the receiving Party of the provisions of this section, the disclosing Party, shall be entitled to an injunction restraining any breach without showing or proving actual damage sustained by such disclosing Party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the non-violating Party may otherwise have under applicable Law.

5.7 Public Announcements

Neither the Purchaser nor the Vendor will (and each such Party will use commercially reasonable efforts to cause its Representatives not to) issue any press release, make any public announcement or public filing, conduct any interviews, or furnish any written statement to its employees or shareholders generally concerning the or the Transaction or this Agreement without the consent of the other Party (such consent not to be unreasonably withheld), except to the extent required by applicable Laws or the rules of the TSXV or the NASDAQ as applicable (and in any such case, the Purchaser or the Vendor, as applicable, will, to the extent consistent with timely compliance with such requirement, consult with the other Party prior to making the required release, announcement, filing or statement).

5.8 Notification of Certain Matters

Between the date hereof and the Closing Time, the Parties will give prompt notice in writing to each other of:

(a)	any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Time with the same force and effect as if made at and as of the Closing Time (except for changes specifically permitted or contemplated by this Agreement),

(b)	the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Part 7, 8, or 9 hereof to be satisfied, and

(c)	any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the Transaction, or that the Transaction may otherwise violate the rights of or confer remedies upon such third party.

5.9 Consents

Vendor and the Purchaser will use their commercially reasonable efforts to obtain all required third party Consents and Notices, Authorizations, permits, filings, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil their obligations hereunder and to carry out the Transaction, including obtaining any shareholder approvals, Consents or agreements as may be required under applicable Laws the rules and policies of the TSXV and their constating documents to be able to fulfill their obligations hereunder and in connection with the delivery of all of the Closing Documents, as applicable.

5.10 Target Financial Statements

The Vendor hereby agrees that it will cause to be prepared and provide the Target Financial Statements in accordance with IFRS and ensure that:

(a)	such Target Financial Statements present fairly in accordance with IFRS the consolidated financial position, results of operations and changes in financial position of the Target as of the date thereof and for the periods indicated therein;

(b)	such Target Financial Statements reflect appropriate and adequate reserves in respect of contingent liabilities (including Taxes), if any, of the Target;

(c)	with respect to the Target Financial Statements and any prior or subsequent financial reporting periods for which financial statements of the Target or Vendor will be required to be included in the Disclosure Document, ensure such annual financial statements are audited or, if subsequent interim financial statements are required, such subsequent interim financial statements are reviewed, as applicable pursuant to the TSXV Corporate Finance Manual, by an independent public accountant in accordance with the CPA Canada Handbook;

(d)	with respect to material Contracts to which the Target is a party and commitments for the sale of goods or the provision of services by the Target, such Target Financial Statements contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts; and

(e)	any Material Adverse Change in the financial position of the Target subsequent to the date of the Target Financial Statements will be adequately disclosed to the Purchaser and reflected in the subsequent Target Financial Statements, as necessary.

Part 6
Closing

6.1 Closing Date and Location

The transactions contemplated by this Agreement shall be completed at Closing Time on the Closing Date at the offices of Owen Bird Law Corporation, counsel to the Purchaser, at its offices located in Vancouver, British Columbia, or at such other time or at such other location as may be mutually agreed upon in writing by the Parties. In this regard the Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before the Termination Date.

6.2 Closing

At the Closing:

(a)	the Purchaser shall issue the Payment Securities to the Vendor and the Finders’ Shares to the Finders;

(b)	the Purchaser shall deliver to, or cause to be delivered to, the Vendor the documents set forth in Section 6.3; and

(c)	the Vendor and the Target will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 6.4.

6.3 Deliveries by Purchaser at Closing

At or before Closing Time, the Vendor and/or the Vendor’s counsel shall have received from the Purchaser the following:

(a)	a certificate of the Purchaser, duly executed by a senior officer of the Purchaser, on behalf of the Purchaser and not in such officer’s personal capacity, stating that, except as disclosed in such certificate,

(i)	the representations and warranties of Purchaser contained in this Agreement are true, accurate and complete in all material respects as at the Closing Time,

(ii)	the Purchaser’s covenants and obligations hereunder have been satisfied and performed, and

(iii)	each of the conditions for the benefit of the Purchaser set forth in Section 8.1 has been satisfied or waived;

(b)	a certificate of good standing of the Purchaser;

(c)	a duly executed Contingent Right Certificate representing 129,000,000 Purchaser Contingent Rights delivered to the Escrow Agent appointed under the TSXV Escrow Agreement;

(d)	a direct registration statement issued by Computershare Investor Services Inc. to each of the Finders representing the Finders’ Shares issuable to each Finder;

(e)	evidence satisfactory to the Vendor that as of three (3) Business Days prior to the Closing Date, the Purchaser has no less than C$300,000 in free cash;

(f)	certified copies of the resolutions of the directors and shareholders of the Purchaser evidencing the approval of this Agreement and all of the transactions of the Purchaser contemplated hereunder;

(g)	a copy of the share certificates or direct registration statements representing the Payment Shares registered in the name of the Vendor and delivered to the Escrow Agent appointed under the TSXV Escrow Agreement;

(h)	certified copies of the resolutions of the Purchaser making the appointments contemplated in Section 2.4;

(i)	certified copies of the resolutions of the Purchaser changing its name to “Smart online logistics” or such other name as contemplated by Section 2.5;

(j)	all necessary Consents and Notices and Authorizations, including, if applicable, the approval of the TSXV, as the case may be, required to enable the transfer of the Target Shares to the Purchaser as provided for in this Agreement and to permit the Purchaser to carry on the Business as currently conducted, all in form and substance satisfactory to the Purchaser, acting reasonably;

(k)	the TSXV Escrow Agreement duly executed by the Purchaser; and

(l)	such other documents, certificates, opinions and deliveries as the Parties mutually consider reasonably necessary or desirable in connection with this Agreement.

6.4 Deliveries by Vendor at Closing

At or before Closing Time, the Purchaser, and the Purchaser’s counsel shall have received from the Vendor the following:

(a)	a certificate of the Vendor and the Target, duly executed by a senior officer of the Vendor and the Target, on behalf of the Vendor and the Target and not in such officer’s personal capacity, stating that, except as disclosed in such certificate,

(i)	the representations and warranties of each of the Vendor and the Target contained in this Agreement are true, accurate and complete in all material respects as at Closing Time,

(ii)	each of the Vendor’s and the Target’s covenants and obligations hereunder has been satisfied and performed, and

(iii)	each of the conditions for the benefit of the Vendor and the Target set forth in Section 9.1 has been satisfied or waived;

(b)	certified copies of resolutions of the directors of the Target authorizing the transfer of the Target Shares;

(c)	the TSXV Escrow Agreement duly executed by the Vendor and the Escrowed Securityholders;

(d)	certified copies of the resolutions of the board of directors of the Vendor and the Target evidencing that each of the Vendor and the Target has approved this Agreement and all of the transactions of the Vendor and the Target contemplated hereunder including the sale and transfer of the Target Shares to the Purchaser as provided for herein;

(e)	consent in writing to act as a director of the Purchaser, in form satisfactory to the Purchaser, duly signed by Oz Adler;

(f)	all instruments of conveyance and transfer, in form and substance reasonably acceptable to the Purchaser, as may be necessary to transfer the Target Shares to the Purchaser or a permitted assignee of the Purchaser;

(g)	such other agreements and documents as Purchaser may reasonably require to give effect to the assignment and transfer to Purchaser of the Target Shares;

(h)	the Books and Records in the possession of the Vendor; and

(i)	such other documents, certificates, and deliveries as the Parties mutually consider reasonably necessary or desirable in connection with this Agreement.

Part 7
MUTUAL CONDITIONS PRECEDENT

7.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Transaction shall be subject to the satisfaction of, or compliance with, at or before Closing Time, each of the following conditions precedent:

(a)	No Prohibitions – No Law or Judgment will have been enacted, entered, promulgated or enforced by any Government Authority which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement;

(b)	Satisfactory due diligence –The Vendor shall have completed due diligence to its satisfaction on the Purchaser, and the Purchaser shall have completed due diligence to its satisfaction on the Target and the Target Shares, such due diligence to be determined in each of the Vendor’s and Purchaser’s sole discretion;

(c)	Tax Ruling – The Vendor shall have obtained a “Pre Ruling” (“Tax Ruling”) approval for the Transaction from the Israeli Tax Authority in accordance with Section 103T of the Income Tax Ordinance (New Version),1961, which confirms that the Transaction complies with the conditions set forth in Section 103 and therefore, can be carried out as a tax free transaction;

(d)	No Proceedings – No Proceeding will have been instituted or be pending for an injunction to restrain, or a declaratory Judgment in respect of damages on account of or relating to, the transactions contemplated by this Agreement and, to the best of the knowledge of the Parties, no such Proceeding will have been threatened or announced; and

(e)	No Termination – This Agreement will not have been terminated pursuant to Part 12.

7.2 Notice and Cure Provisions

Each of the Vendor, on the one hand, and the Purchaser, on the other hand, will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Closing Time, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(a)	constitute a material breach of any of its representations or warranties contained herein or which would cause such representations and warranties to be untrue or incorrect in any material respect at the Closing Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Closing Date or Closing Time, as applicable.

Neither the Vendor, on the one hand, nor the Purchaser, on the other hand, may elect not to complete the transactions contemplated under this Agreement pursuant to any of the conditions precedent contained in Parts 7, 8, or 9, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the Closing Time, the Vendor or the Purchaser, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Vendor or the Purchaser, as the case may be, is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Vendor or the Purchaser, as the case may be, is proceeding diligently to cure such matter, if such matter is capable of being cured, the other may not terminate this Agreement until the earlier of the Termination Date and the expiration of a period of 30 days from such notice.

Part 8
PURCHASER’S Conditions Precedent

8.1 Purchaser’s Conditions

The obligations of the Purchaser to complete the purchase of the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before Closing Time, each of the following conditions precedent:

(a)	Truth and Accuracy of Representations of the Vendor at Closing – The representations and warranties of the Vendor and the Target made in Part 3 shall be true, correct in all material respects and not misleading at Closing and with the same effect as if made at and as of Closing, provided that any inaccuracies in the representations and warranties that are deemed to be immaterial to the overall transaction shall not be used by the Purchaser as a basis to delay Closing or adjust the Purchase Price;

(b)	Performance of Obligations – The Vendor and the Target shall have performed and complied with all of its respective obligations, covenants and agreements to be performed and complied with by it pursuant to this Agreement;

(c)	Valuation Report - The Valuation Report shall evidence that the Target FMV is equal or greater than C$14,010,000;

(d)	Absence of Material Adverse Change – No event shall have occurred or condition or situation shall have arisen or Law shall have been introduced which might reasonably be expected to have a Material Adverse Change upon on the value of the Target Shares, the Business or the operations concerning the Target;

(e)	Consents and Notices – All Consents and Notices, including the Vendor Authorizations and any such Authorizations necessary for the sale of the Target Shares, have been received or given, as the case may be, in form and substance satisfactory to the Purchaser, acting reasonably, other than Consents and Notices which are routinely delivered post-Closing; and

(f)	Authorizations – All Authorizations required to permit the Purchaser to carry on the Business as currently conducted after the Closing Time have been obtained, all in form and substance satisfactory to the Purchaser, acting reasonably.

8.2 Waiver

The conditions set forth in this Part 8 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing, in whole or in part, on or before the Closing Date. Notwithstanding any such waiver, the completion of the purchase and sale contemplated by this Agreement by the Purchaser shall not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Vendor in this Agreement.

Part 9
VENDOR’S Conditions Precedent

9.1 Vendor’s and Target’s Conditions

The obligations of the Vendor and the Target to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before Closing Time, each of the following conditions precedent:

(a)	Truth and Accuracy of Representations of the Purchaser at Closing – The representations and warranties of the Purchaser made in Part 4 shall be true, correct and not misleading at Closing and with the same effect as if made at and as of Closing, provided that any inaccuracies in the representations and warranties that are deemed to be immaterial to the overall transaction shall not be used by the Vendor as a basis to delay Closing or to adjust the Purchase Price;

(b)	Performance of Agreements – The Purchaser shall have performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it pursuant to this Agreement;

(c)	Absence of Materially Adverse Change - No event shall have occurred or condition or situation shall have arisen or Law shall have been introduced which might reasonably be expected to have a Material Adverse Change upon the Purchaser; and

(d)	Consents and Notices – All Consents and Notices have been received or given, as the case may be, in form and substance satisfactory to the Vendor and the Target, acting reasonably.

9.2 Waiver

The conditions set forth in this Part 9 are for the exclusive benefit of the Vendor and the Target may be waived by the Vendor and the Target in writing, in whole or in part, on or before the Closing Date. Notwithstanding any such waiver, completion of the purchase and sale contemplated by this Agreement by the Vendor and the Target shall not prejudice or affect in any way the rights of the Vendor and the Target in respect of the warranties and representations of the Purchaser set forth in this Agreement.

Part 10
FURTHER ASSURANCES

10.1 Further Assurances

The Vendor will from time to time upon reasonable notice after the Closing execute and deliver to the Purchaser all such conveyances, transfers, assignments and other instruments in writing and further assurances as the Purchaser may reasonably require from the Vendor, and the Purchaser will execute and deliver to the Vendor all such agreements of assumption and other instruments in writing and further assurances as the Vendor may reasonably require from the Purchaser, in order to give effect to the provisions hereof. Subject to prior written approval, all costs and expenses incurred by a Party at the request of the other in providing such conveyances, assignments, assumptions and other instruments and further assurances shall be for the account of the requesting Party.

Part 11
Indemnities

11.1 Indemnification of Purchaser by Vendor

(a)	The Vendor covenants and agrees with the Purchaser to indemnify the Purchaser and each of its officers, directors, managers, members, employees, agents, successors and assigns against all Proceedings, liabilities, obligations, claims, demands, damages, losses, costs and expenses (including reasonable legal fees) suffered or incurred by the Purchaser, directly or indirectly (the “Purchaser’s General Losses”), by reason of or arising out of any of the following:

(i)	any warranties or representations on the part of the Vendor and the Target hereunder being untrue;

(ii)	a breach of any agreement, term or covenant on the part of the Vendor and the Target made or to be observed or performed under this Agreement, except for breaches that are de minimis or that are remedied by the Vendor within ten (10) Business Days after notice thereof; or

(iii)	any Purchaser’s General Losses, legal causes of which arise prior to the Closing Date and arising from:

(A)	all Taxes of the Vendor and the Target and all interest and penalties thereon due and payable to all applicable Government Authorities; or

(B)	any Proceedings relating to events involving the Vendor or Target occurring on or prior to the Closing Date.

11.2	Claims Under Vendor’s Indemnities

If any claim is made by any Person against an Indemnitee in respect of which the Indemnitee may incur or suffer damages, losses, costs or expenses, directly or indirectly, that might reasonably be considered to be subject to the indemnification obligations of the Vendor in Section 11.1, the Indemnitee shall notify the Vendor where indemnification is sought under Section 11.1 (in this Section 11.2, as applicable, the “Indemnitor”) as soon as reasonably practicable of the nature of such claim and the Indemnitor shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim. The Indemnitee’s omission to so notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have under the indemnity in Section 11.1, except only to the extent that any such delay in, or failure to give, notice as herein required materially prejudices the defense, settlement or mitigation of a claim or results in any material increase in the Purchaser’s Losses or the Excluded Subsidiary Losses, as applicable. The defense of any such claim (whether assumed by the Indemnitor or not) shall be through experienced and competent legal counsel, and shall be conducted in a manner acceptable to the Indemnitee, and the Indemnitor, acting reasonably, and no settlement may be made or permitted to be made, as applicable, by the Indemnitor or the Indemnitee without the prior written consent of the other. If the Indemnitor assumes the defense of any claim then:

(a)	the Indemnitee and their counsel shall cooperate with the Indemnitor and its counsel in the course of the defense, such cooperation to include providing or making available to the Indemnitor and its counsel documents and information and witnesses for attendance at examinations for discovery and trials;

(b)	the reasonable legal fees and disbursements and other costs of such defense shall, from and after such assumption, be borne by the Indemnitor on a solicitor and own client basis; and

(c)	if the Indemnitee retains additional counsel to act on its behalf, the Indemnitor and its counsel shall cooperate with the Indemnitee and their counsel, such cooperation to include providing or making available to the Indemnitee and their counsel documents and information and witnesses for attendance at examinations for discovery and trials; provided that all fees and disbursements of such additional counsel shall be paid by the Indemnitee on a solicitor and own client basis, unless:

(i)	the Indemnitor consents to the retention of such counsel by the Indemnitee at the Indemnitor’s expense; or

(ii)	the Indemnitor and the Indemnitee are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest,

in which case all fees and disbursements of the Indemnitee’s counsel shall be paid by the Indemnitor on a solicitor and own client basis.

If the Indemnitor has not assumed the defense of a claim and employed counsel therefor within 30 days of receiving notice of such claim, all reasonable fees and disbursements of the Indemnitee’s counsel in respect of such claim shall be paid by the Indemnitor on a solicitor and own client basis. If the Indemnitor, having elected to assume the defense of any claim, thereafter, fails to defend such claim within a reasonable time and with reasonable diligence, the Indemnitee shall be entitled to assume the defense of the claim and the Indemnitor shall be bound by the results obtained by the Indemnitee with respect to such claim.

In the event that any claim is of a nature such that the Indemnitee is required by applicable Law or any Judgment to make payment to any Person or Government Authority with respect to such claim before the completion of settlement negotiations or legal Proceedings, the Indemnitee may make such payment and the Indemnitor shall, forthwith after demand by the Indemnitee reimburse the Indemnitee for any such claim. If the amount of any liability of the Indemnitee under the claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnitor to the Indemnitee, the Indemnitee shall promptly pay the amount of such difference to the Indemnitor. The Indemnitee shall not knowingly permit any right of appeal in respect of any claim to terminate without giving the Indemnitor reasonable notice thereof and a reasonable opportunity to contest such claim.

For avoidance of doubt, references in this Section 11.2 to the Indemnitee shall also include each of its respective officers, directors, managers, members, employees, agents, successors and assigns.

11.3 Indemnification Limitations

Notwithstanding the foregoing, (a) the Vendor shall not be liable for any indemnifiable claims unless and until the aggregate amount of such claims, excluding legal fees, exceeds C$100,000 (the “De Minimis Amount”), provided that once the aggregate amount of such claims exceeds the De Minimis Amount, the Vendor shall be liable for the entire payment, including the De Minimis Amount and reasonable legal fees, and (b) the total liability for the Vendor for all indemnifiable claims arising under this Agreement shall not exceed C$1,000,000, except for claims involving fraud or fraudulent misrepresentation, which shall not be subject to this limitation. The parties further acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for fraud or fraudulent misrepresentation) for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the transactions contemplated in this Agreement shall be pursuant to the indemnification provisions set forth in this Part 11.

11.4 Indemnification of Vendor by Purchaser

The Purchaser covenants and agrees with the Vendor to indemnify the Vendor and its respective officers, directors, managers, members, employees, agents, successors and assigns against all Proceedings, liabilities, obligations, claims, demands, damages, losses, costs and expenses (including legal fees on a solicitor and own client basis) suffered or incurred by the Vendor, directly or indirectly (the “Vendor’s Losses”), by reason of or arising out of any of the following:

(a)	any warranties or representations on the part of the Purchaser hereunder being untrue;

(b)	a breach of any agreement, term or covenant on the part of the Purchaser made or to be observed or performed under this Agreement except for breaches that are de minimis or that are remedied by the Purchaser within ten (10) Business Days after notice thereof;

(c)	any Vendor’s Losses arising from any Proceedings commenced by third parties relating to events involving the Target occurring after the Closing Date; or

(d)	any proceeding Losses of the Vendor arising from the proceedings specified in Section 4.1 (h).

11.5 Claims Under Purchaser’s Indemnities

If any claim is made by any Person against the Vendor in respect of which the Vendor may incur or suffer damages, losses, costs or expenses, directly or indirectly, that might reasonably be considered to be subject to the indemnification obligations of the Purchaser in Section 11.4, the Vendor shall notify the Purchaser, where indemnification is sought under Section 11.4 (in this Section 11.5, as applicable, the “Indemnitor”) as soon as reasonably practicable of the nature of such claim and the Indemnitor shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim. The Vendor’s omission to so notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have under the indemnity in Section 11.4, except only to the extent that any such delay in, or failure to give, notice as herein required materially prejudices the defense, settlement or mitigation of a claim or results in any material increase in the Vendor’s Losses. The defense of any such claim (whether assumed by the Indemnitor or not) shall be through experienced and competent legal counsel, and shall be conducted in a manner, acceptable to the Vendor and the Indemnitor, acting reasonably, and no settlement may be made or permitted to be made, as applicable, by the Indemnitor or the Vendor without the prior written consent of the other. If the Indemnitor assumes the defense of any claim then:

(a)	the Vendor and their counsel shall cooperate with the Indemnitor and its counsel in the course of the defense, such cooperation to include providing or making available to the Indemnitor and their counsel documents and information and witnesses for attendance at examinations for discovery and trials;

(b)	the reasonable legal fees and disbursements and other costs of such defense shall, from and after such assumption, be borne by the Indemnitor on a solicitor and own client basis; and

(c)	if the Vendor retains additional counsel to act on its behalf, the Indemnitor and its counsel shall cooperate with the Vendor and its counsel, such cooperation to include providing or making available to the Vendor and its counsel documents and information and witnesses for attendance at examinations for discovery and trials; provided that all fees and disbursements of such additional counsel shall be paid by the Vendor on a solicitor and own client basis, unless:

(i)	the Indemnitor consents to the retention of such counsel by the Vendor at the Indemnitor’s expense; or

(ii)	the Indemnitor and the Vendor are or become parties to the same action, and the representation of all parties by the same counsel would be inappropriate due to a conflict of interest,

in which case all fees and disbursements of the Vendor’s counsel shall be paid by the Indemnitor on a solicitor and own client basis.

If the Indemnitor has not assumed the defense of a claim and employed counsel therefor within 30 days of receiving notice of such claim, all reasonable fees and disbursements of the Vendor’s counsel in respect of such claim shall be paid by the Indemnitor on a solicitor and own client basis. If the Indemnitor, having elected to assume the defense of any claim, thereafter, fails to defend such claim within a reasonable time and with reasonable diligence, the Vendor shall be entitled to assume the defense of the claim and the Indemnitor shall be bound by the results obtained by the Vendor with respect to such claim.

In the event that any claim is of a nature such that the Vendor is required by applicable Law or any Judgment to make payment to any Person or Government Authority with respect to such claim before the completion of settlement negotiations or legal Proceedings, the Vendor may make such payment and the Indemnitor shall, forthwith after demand by the Vendor reimburse the Vendor for any such claim. If the amount of any liability of the Vendor under the claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnitor to the Vendor, the Vendor shall promptly pay the amount of such difference to the Indemnitor. The Vendor shall not knowingly permit any right of appeal in respect of any claim to terminate without giving the Indemnitor reasonable notice thereof and a reasonable opportunity to contest such claim.

For avoidance of doubt, references in this Section 11.5 to the Vendor shall also include each of their respective officers, directors, managers, members, employees, agents, successors and assigns.

11.6 Survival of Indemnities

The indemnities provided in this Part 11 will survive the Closing and shall continue in full force and effect for the benefit of the applicable Parties’; provided, that no claim may be made or brought by a Party pursuant to this Part 11 after the date that is eighteen (18) months following the Closing Date, except a claim relating to Taxes or for breach of any of the representations and warranties by the Vendor or the Purchaser in or pursuant to this Agreement involving fraud or fraudulent misrepresentation, and except for the representations specified in Section 4.1(h), which shall remain in full force and effect for the benefit of the Vendor and the Target for a period of seven (7) years from the date of commencement of the liquidation proceedings of POB, and not earlier than December 10, 2032, subject only to applicable limitation periods imposed by applicable Law.

11.7 Indemnification Limitations

Notwithstanding the foregoing, (a) the Purchaser shall not be liable for any indemnifiable claims unless and until the aggregate amount of such claims, excluding legal fees, exceeds the De Minimis Amount, provided that once the aggregate amount of such claims exceeds the De Minimis Amount, the Purchaser shall be liable for the entire payment, including the De Minimis Amount and reasonable legal fees, and (b) the total liability for the Purchaser for all indemnifiable claims arising under this Agreement shall not exceed C$1,000,000, except for claims involving fraud or fraudulent misrepresentation, which shall not be subject to this limitation. The parties further acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for fraud or fraudulent misrepresentation) for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the transactions contemplated in this Agreement shall be pursuant to the indemnification provisions set forth in this Part 11.

Part 12
TERMINATION, AMENDMENT AND WAIVER

12.1 Termination by the Purchaser

Subject to compliance with Section 7.2, the Purchaser may, when not in default in the performance of any of its obligations under this Agreement, without prejudice to any other rights, terminate this Agreement by written notice to the Vendor if:

(a)	not all of the conditions precedent in Part 7 and 8 will be or have been satisfied or waived by the Purchaser on or prior to the Termination Date;

(b)	the Purchaser is not satisfied, in its sole discretion, acting reasonably, with the results of its due diligence review and investigations;

(c)	this Agreement or any other material part of the transactions contemplated herein cannot be completed because the Vendor or the Target is in default under any of its covenants contained in Part 5;

(d)	the audit and/or review, as applicable, of the Target Financial Statements in accordance with IFRS is not completed by April 30, 2025, or such other date to be mutually agreed upon by the Parties, acting reasonably; or

(e)	the Vendor or the Target breaches this Agreement in any material respect.

12.2 Termination by the Vendor

Subject to compliance with Section 7.2, the Vendor, when not in default in the performance of any of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by written notice to the Purchaser if:

(a)	not all of the conditions precedent in Part 7 and 9 will be or have been satisfied or waived by the Vendor on or prior to the Termination Date;

(b)	the Vendor is not satisfied, in its sole discretion, acting reasonably, with the results of its due diligence review and investigations;

(c)	this Agreement or any other material part of the transactions contemplated herein cannot be completed because the Purchaser is in default under any of its covenants contained in Part 5 on the Termination Date; or

(d)	the Purchaser breaches this Agreement in any material respect.

12.3 Effect of Termination

In the case of any termination of this Agreement pursuant to this Part 12, this Agreement, except in respect to any obligation hereunder which expressly survives termination in accordance with its terms, will be of no further force or effect provided that nothing herein will relieve any Party from its liability for any breach of this Agreement prior to such termination.

12.4 Amendment

The Agreement may not be modified or amended except by an instrument in writing duly executed by or on behalf of all of the Parties.

12.5 Extension and Waiver

At or any time prior to Closing Time, the Purchaser, the Vendor or the Target may to the extent legally allowed:

(a)	extend the time for the performance of any of the obligations or other acts of the other Parties;

(b)	waive any inaccuracies in the representations and warranties made by the other Parties; and/or

(c)	waive compliance with any of the agreements, covenants or conditions for the benefit of such Party contained herein.

Any agreement on the part of the Purchaser, the Vendor or the Target to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on their behalf.

Part 13
General

13.1 Potential Concurrent Financing

The Vendor acknowledges that the Purchaser may conduct a concurrent brokered private placement to raise at least C$500,000 in order for the Purchaser to obtain an exemption from the sponsorship requirements of TSXV Policy 2.2.

13.2 Expenses

All costs and expenses incurred in connection with the preparation, negotiation, implementation and execution of this Agreement and the transactions contemplated by this Agreement and in obtaining any necessary Consents and Notices, shall be paid by the party incurring such expenses or required to obtain such Consents and Notices, as applicable.

13.3 Arbitration

Any disagreement among the parties as to the interpretation or enforcement of this Agreement shall be resolved, failing agreement, by binding arbitration in accordance with the provisions of the Arbitration Act (British Columbia). The subject of all such arbitrations will be subject to any statutes of limitation applicable that would be applicable if the claims were litigated. All arbitration hearings will be conducted in Vancouver, British Columbia by an arbitrator agreed upon by the parties to the arbitration or, failing agreement, an arbitrator appointed under the Arbitration Act (British Columbia) upon application by any party for that purpose. In addition to all other powers, the arbitrator shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction. The cost of arbitration (other than a party’s own costs) shall be borne equally by the parties.

13.4 Time

Time shall be of the essence hereof.

13.5 Notices

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered by courier or electronic transmission to the Party to whom it is given addressed to such Party at:

(a)	If to the Purchaser:

Plantify Foods, Inc.
2264 E11th Avenue
Vancouver, British Columbia
V5N 1Z6 Canada

Attention:	Gabi Kabazo, Chief Financial Officer
Email:	gabi@plantifyfoods.com

with a copy (not to constitute notice) at:

Owen Bird Law Corporation
2900-733 Seymour Street

Vancouver, BC V6B 0S6

Attention:	Ron Paton
Email:	rpaton@owenbird.com

(b)	If to the Vendor or Target at:

Jeffs Brands Ltd
7 Mezada Street
Bnei Brak
Tel Aviv 5126112
Israel

Attention:	Ronen Zalayet, Chief Financial Officer
Email:	ronen@jeffsbrands.com

with a copy (not to constitute notice) at:

Meitar Law Offices
16 Abba Hillel Road
Ramat-Gan 5250608 Israel
Telephone:+972-3-6103766

Attention:	Dr. Shachar Hadar, Adv.
E-mail:	shacharh@meitar.com

PAC Law

Attention:	Peter Crawford
Email:	peter@paclaw.ca

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this clause. Any notice delivered by courier or facsimile to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or telecopied.

13.6 Further Assurances

The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

13.7 Inurement

This Agreement and each of the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal Representatives, successors and permitted assigns.

13.8 Assignment

This Agreement and the rights, duties and obligations of any Party hereunder are not assignable without the prior written consent of the other Party hereto.

13.9 Counterparts

This Agreement may be executed in any number of counterparts and may be signed and delivered by facsimile or other means of electronic communication producing a printed copy, each of which so signed shall be deemed to be an original. Such counterparts shall together constitute one and the same instrument and, notwithstanding the date of execution, shall be deemed to bear the date first written above.

13.10 Severability

Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the Parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the Parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

13.11 Entire Understanding

This Agreement, including the Schedules hereto, sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them.

13.12 Binding Effect; No Third Party Beneficiaries

Except for the provisions of Part 11 relating to the officers, directors, managers, members, employees, agents, successors and assigns of each of the Vendor and the Purchaser (the “Permitted Third Parties”), this Agreement shall be binding upon and shall inure to the exclusive benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties agree that, for the purpose of giving enforceable rights under this Agreement to the Permitted Third Parties who are not party to this Agreement, the Vendor and the Purchaser, as the case may be, is contracting as agent of such Persons and will hold the rights of such Persons in trust for them.

13.13 Language

This Agreement has been negotiated and executed in the English language. The Parties agree and acknowledge that the English version of this Agreement shall prevail over any translation of the Agreement to the extent permitted by applicable Law.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the day and year first above written.

PLANTIFY FOODS, INC.

Per:	/s/ Gabi Kabazo
Authorized Signatory

JEFFS’ BRANDS LTD

Per:	/s/ Oz Adler
Authorized Signatory

Per:	/s/ Ronen Zalayet
Authorized Signatory

SMART REPAIR PRO

Per:	/s/ Ronen Zalayet
Authorized Signatory

[Signature Page to Share Purchase Agreement]

SCHEDULE A-1

SUBSIDIARIES

Jeffs’ Brands Holdings Inc.

SciSparc Nutraceuticals Inc

Pure NJ Logistics LLC

Schedule A-2

CONTRACTS

[***]

SCHEDULE A-3

LIST oF MARKS

SciSparc Nutraceuticals Inc

1.	Reg. No. 7,568,026 - Wellution (the registration pertains to the jurisdiction of the United States)

SCHEDULE A-4

List of debts

[***]

Schedule B

FORM OF CONTINGENT RIGHT CERTIFICATE

CONTINGENT RIGHTS CERTIFICATE

Plantify Foods, Inc., a corporation existing under the laws of British Columbia

(the “Company”)

CONTINGENT RIGHT CERTIFICATE NO. CVR-001

129,000,000 CONTINGENT RIGHTS, each entitling the holder thereof to acquire Common Shares.

THIS IS TO CERTIFY THAT JEFFS’ BRANDS LTD (the “Holder”) is the registered holder of the number of Contingent Rights specified above (“Contingent Rights”). The Contingent Rights represented by this Certificate entitle the Holder to receive Common Shares of the Company, on the terms and conditions set forth in this Certificate.

This Certificate is issued pursuant to that share purchase agreement dated April 29, 2025 (the “Purchase Agreement”) among the Company and Jeffs Brands Ltd (a corporation existing under the laws of Israel) (“Jeffs Brands”). In the event of any conflict between the terms of this Certificate and the Purchase Agreement, the terms of this Certificate shall prevail.

1. INTERPRETATION

1.1	Definitions. Capitalized terms used in this Certificate, to the extent not otherwise defined herein, shall have the same meaning as in the Purchase Agreement. The terms set forth below shall have the meanings ascribed to them below:

(a)	“Adjustment Period” means the period of time in which these Contingent Rights are outstanding;

(b)	“Common Shares” means the common shares in the capital of the Company;

(c)	“Contingent Right Shares” means, at any time, the Common Shares issuable pursuant to the Contingent Rights then represented by this Certificate;

(d)	“Exchange” means the TSX Venture Exchange;

(e)	“Expiry Date” means: (a) with respect to the achievement of Milestone B (as defined below), forty-eight (48) months from the closing of the Purchase Agreement (the “Closing Date”) and (b) with respect to the achievement of Milestone C (as defined below), thirty six months from the first January after the Closing Date, provided that the Expiry Date shall be extended until the date of issuance of the audited financial statements for such periods;

(f)	“Expiry Time” means 5:00 p.m. (Vancouver time) on the Expiry Date;

(g)	“Termination Date” means, the date that is the later of (i) the Expiry Time; (ii) the date all of the Contingent Right Shares issuable hereunder are issued in accordance with this Certificate; (iii) the expiration of the Dispute Period in respect of the General Non-Achievement Notice, without delivery of a Dispute Notice; and (iv) in the case of delivery of one or more Dispute Notices, the date agreed upon by the Holder and the Company or a court of competent jurisdiction in respect of the last Dispute Notice; and

(h)	“Unissued Shares” means, at any time, all of the Contingent Rights Shares that are then unissued.

1.2	Currency. All sums of money which are referred to as: (a) “C$” in this Certificate refer to lawful currency of Canada; and (b) “US$” in this Agreement refer to United States dollars, unless otherwise specified.

1.3	Interpretation Not Affected by Headings, etc.. The division of this Certificate into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Certificate. Unless otherwise indicated, any reference in this Certificate to an Article, Section or a Schedule refers to the specified Article or Section of, or Schedule to, this Certificate.

1.4	Number, etc.. Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders and words importing persons shall include natural persons, firms, trusts, partnerships and corporations.

1.5	Date for Any Action. In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

2. CONTINGENT RIGHTS

2.1	Terms of Contingent Rights

(a)	Subject to adjustment in accordance with Sections 4, 5 and 6, the Contingent Rights shall entitle the Holder to acquire without any further act or formality or payment of additional consideration:

(i)	43,000,000 Common Shares, upon the completion of a transaction resulting in the Company listing its securities on either the New York Stock Exchange or NASDAQ (each, a “US Exchange”), or other transaction resulting in the issuance of shares listed on a US Exchange to shareholders of the Company in exchange for their Common Shares (in either case, an “Uplisting Transaction”) if such Uplisting Transaction is completed within twenty-four (24) months from the Closing Date (“Milestone A”);

(ii)	43,000,000 Common Shares, upon the Company (or a successor entity) closing, within forty-eight (48) months of the Closing Date, one or more equity and/or debt financings, raising an aggregate of US$8,000,000 or more (“Milestone B”); and

(iii)	43,000,000 Common Shares, upon annual revenues of the Target reaching a minimum of US$8,000,000 within thirty-six (36) months after the first January following Closing Date, as shown on the audited financial statement for such periods which for greater certainty may be issued after thirty-six (36) months from the first January after the Closing Date (and in the case of (ii) and (iii), if applicable, converted into United States dollars using the applicable Bank of Canada conversion rate as of the relevant date(s)) (“Milestone C”), up to a maximum of 129,000,000 Common Shares upon the satisfaction of Milestone A, Milestone B and Milestone C (collectively, the “Milestones” and individually, a “Milestone”).

(b)	For the purposes of the Milestone, references to “Company” includes the Company and any Affiliate thereof.

(c)	Each Contingent Right shall entitle the Holder thereof to such other rights and privileges as are set forth in this Certificate.

(d)	The Company shall not have any obligation to deliver Common Shares pursuant to any Contingent Right if the Contingent Rights are transferred to any person who is a resident of a country or political subdivision thereof in which the Contingent Right Shares may not lawfully be issued pursuant to applicable securities legislation. The Company may require any such person to provide, at such person’s expense, proof acceptable to the Company of an applicable exemption from such securities legislation to the Company before Contingent Right Shares are delivered pursuant to any Contingent Right.

2.2	Holder of Contingent Right not a Shareholder. Nothing in this Agreement or in the holding of a Contingent Right Certificate, or otherwise, shall, in itself, confer or be construed as conferring upon a Holder any right or interest whatsoever as a shareholder of the Company, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of shareholders of the Company or any other proceedings of the Company, or the right to dividends and other allocations.

2.3	Contingent Rights to Rank Pari Passu. All Contingent Rights shall rank equally and without preference over each other, whatever may be the actual date of issue thereof.

2.4	Transfer and Ownership of Contingent Rights. Neither this Certificate nor any right or interest hereunder shall be assignable by the Holder, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 2.4 shall preclude (a) the Holder from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Holder or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

2.5	Ownership of Rights. The Company may deem and treat the registered Holder of any Certificate as the absolute owner of the Contingent Right represented thereby for all purposes and the Company shall not be affected by any notice or knowledge to the contrary, except where the Company is required to take notice by statute or by order of a court of competent jurisdiction.

2.6	Issue in Substitution for Contingent Right Certificates Lost, etc.

(a)	If this Certificate becomes mutilated or is lost, destroyed or stolen, the Company, subject to applicable law, shall issue and deliver, a new Certificate of like tenor, and bearing the same legend, if applicable, as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Certificate, and the substituted Certificate shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Contingent Rights issued or to be issued hereunder.

(b)	The applicant for the issue of a new Certificate pursuant to this Section 2.6 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issuance thereof, furnish to the Company such evidence of ownership and of the loss, destruction or theft of the Certificate so lost, destroyed or stolen as shall be satisfactory to the Company, in its sole discretion, acting reasonably, and such applicant shall also be required to furnish an indemnity and surety bond in amount and form satisfactory to the Company, in its sole discretion, and shall pay the reasonable charges of the Company in connection therewith.

2.9	Cancellation of Contingent Value Rights. This Certificate shall be cancelled by the Company upon surrender, transfer or after the Termination Date.

3. ISSUANCE OF CONTINGENT RIGHT SHARES

3.1	Achievement Certificate

(a)	Upon the satisfaction of any Milestone in accordance with Section 2.1 prior to the Expiry Time, the Company will, as soon as practicable (and in any event not later than five Business Days after the date that the Milestone has been satisfied), deliver to the Holder: (i) a notice in writing (the “Achievement Certificate”) signed on behalf of the Company by one or more officers (without personal liability) certifying that the Milestone has been satisfied; and (ii) a new Certificate for the balance of the Contingent Rights and the remaining Milestones, which new Certificate will supersede and replace this one.

(b)	Within five (5) Business Days of the Expiry Time, the Company will deliver to the Holder a notice in writing (the “General Non-Achievement certificate”) signed on behalf of the Company by one or more officers (without personal liability) certifying that each applicable Milestone has not been satisfied by the Expiry Time, and that the Company has complied in all material respects with its obligations under this Agreement.

3.2	Payment Procedure. Upon satisfaction of a Milestone in accordance with Section 2.1, the Holder shall receive, at no additional cost or expense, the Contingent Right Shares to which the Contingent Rights is entitled pursuant to Section 2.1, less any applicable withholding taxes in accordance with Article 4. The aggregate number of Contingent Right Shares issued to the Holder shall be rounded down to the nearest whole share, as is appropriate in the circumstances.

3.3	Payment Mechanism

(a)	All Contingent Right Shares issuable in respect of the Contingent Rights will be deemed to be issued effective as of the date specified in the Achievement Certificate or the Agreed Issue Date (as defined below), as the case may be, for and on behalf of the Holder and the Holder shall, without payment of additional consideration or any further action on the part of the Holder (including the surrender of this Certificate), be deemed to have subscribed for the corresponding number of Contingent Right Shares issuable pursuant to such Contingent Rights and the Company hereby irrevocably authorizes the issuance and delivery of the Contingent Right Shares.

(b)	The Company or its registrar and transfer agent shall cause to be mailed to the address of the Holder set forth herein, Contingent Right Shares in the name of the Holder representing the number of Contingent Right Shares issuable to the Holder in respect of such Contingent Rights, as fully paid and non-assessable common shares of the Company, in accordance with this Section 3.3, if and when necessary.

3.4	Cancellation of Rights. At the Termination Date, this Certificate shall be cancelled and shall thereafter be null, void and of no effect.

4. WITHHOLDING TAX

4.1	Withholding Taxes

(a)	The Company shall be entitled to deduct and withhold from the Contingent Right Shares issuable hereunder such amounts as it is entitled or required (or otherwise reasonably determines) to deduct and withhold under the provision of any Applicable Laws, including but not limited to the Income Tax Ordinance 5721-1961 (Israel), or the administration or interpretation thereof in respect of Taxes. To the extent that any such amounts are so deducted and withheld and are remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Certificate as having been paid to the person to whom such amounts would otherwise have been paid.

(b)	Notwithstanding the foregoing, the Company and the Holder hereby agree that no withholding will be made under this Section 4.1 in respect of persons covered by an applicable Tax Ruling or a Valid Certificate provided to the Company at least five (5) Business Days prior to the time such payment of consideration is to be made. A “Valid Certificate” means a certificate, ruling, approval or any other written instructions issued by the applicable Governmental Entity indicating that no withholding (or reduced withholding or any other instructions regarding withholding) of Tax is required with respect to that person in form and substance satisfactory to the Company, acting reasonably.

(c)	For the avoidance of doubt, the Company shall not be required to issue any Contingent Right Shares to the Holder, unless either (i) an applicable Tax Ruling, (ii) a Valid Certificate is delivered to the Company; or (iii) the applicable amounts required to be withheld are paid by such Holder to the Company, as applicable.

(d)	In the event that a Holder has not provided the Company with any of items (c)(i), (ii) or (iii) above at the time of issue of the applicable Contingent Right Shares, Company shall have the right (but not the obligation), in its sole discretion, to sell a portion of the Contingent Right Shares otherwise issuable to the Holder in such amounts and in such manner as the Company deems necessary and practicable to pay such withholding taxes and the Company shall issue the balance of the Holder’s Contingent Right Shares.

(e)	The Holder shall and hereby agrees to indemnify the Company against and hold the Company harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Company to withhold Taxes from any payment made to the Holder at the applicable statutory rate, including any failure of the Company to withhold in reliance upon any representation, certificate, statement, document or instrument made or provided by the Holder, including the Tax Ruling, to the Company in connection with the obligation of the Company to withhold Taxes from payments made to the Holder, it being expressly understood and agreed that (i) the Company shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same (and without diminution of the indemnities herein contained) and (ii) the Holder, upon request of the Company and at its sole cost and expense, shall defend any claim or action relating to the foregoing indemnification using counsel agreed upon by the Holder and the Company.

5. ADJUSTMENT OF NUMBER OF CONTINGENT RIGHT SHARES

5.1	Definitions. In this Article 5, references to “record date” refer to the particular time on such relevant date stipulated for such event and otherwise refer to 5:00 p.m. (Vancouver time) on such date.

5.2	Adjustment. The rights attached to the Contingent Rights are subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	Share Reorganization. If at any time during the Adjustment Period, the Company:

(i)	subdivides, re-divides or changes its outstanding Common Shares into a greater number of Common Shares;

(ii)	reduces, combines, consolidates or changes its outstanding Common Shares into a lesser number of Common Shares; or

(iii)	issues to all or substantially all the holders of its Common Shares by way of a stock distribution, stock dividend or otherwise, Common Shares or convertible securities, (any of such events in Paragraphs 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii) being herein called a “Share Reorganization”), then the Contingent Right Shares issuable pursuant to the Contingent Rights then outstanding will be adjusted as of the record date at which the holders of the Common Shares are determined for the purpose of the Share Reorganization by multiplying the number of Common Shares issuable pursuant to each Contingent Right theretofore obtainable immediately prior to such record date by a fraction, the numerator of which will be the number of Common Shares outstanding on the record date after giving effect to the Share Reorganization and the denominator of which will be the number of Common Shares outstanding on the record date before giving effect to the Share Reorganization.

For the purposes of determining the number of Common Shares outstanding at any particular time for the purpose of this Subsection 5.2(a), there shall be included that number of Common Shares which would have resulted from the conversion at that time of any such convertible securities issued to all or substantially all the holders of the Common Shares.

(b)	Capital Reorganization. If at any time during the Adjustment Period, there is a reclassification of the Common Shares or a change of the Common Shares (other than through a Share Reorganization) into other securities or property, or a consolidation, amalgamation, arrangement or merger of the Company (including a business combination or exchange of like effect) with or into any corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other securities or property), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another entity, or a record date for any of the foregoing events occurs (any of such events being herein called a “Capital Reorganization”), any Holder who is entitled to receive Contingent Right Shares under this Contingent Right Certificate after the record date or effective date of such Capital Reorganization will be entitled to receive, and will accept, in lieu of the number of Common Shares to which such holder was theretofore entitled, the aggregate number of securities or property of the Company, or the continuing, successor or purchasing person, as the case may be, under the Capital Reorganization which such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date of such Capital Reorganization, the Holder had been the registered holder of the number of Common Shares to which such holder was then entitled pursuant to the Contingent Rights. No such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Holders shall thereafter be entitled to receive such number of Common Shares or other securities or property of the Company or of the continuing, successor or purchasing person, as the case may be, under the Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 5.2 and Section 5.3. If determined appropriate by the Company, acting reasonably, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 5 with respect to the rights and interests thereafter of the Holder to the extent that the provisions set forth in this Article 5 will thereafter correspondingly be made applicable as nearly as may be reasonable in relation to any securities or property thereafter deliverable upon the satisfaction of any Milestone. Any such adjustments will be made by and set forth in terms and conditions supplemental hereto approved by the Company, acting reasonably, and, absent manifest error, will for all purposes be conclusively deemed to be the appropriate adjustment.

(c)	Special Distributions. If at any time during the Adjustment Period, the Company issues or distributes to the holders of all or substantially all of the outstanding Common Shares, securities of the Company, including rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or property or assets, including evidences of indebtedness, other than dividends or distributions paid in the ordinary course and other than as a result of a Share Reorganization or a Capital Reorganization (any such events being herein called a “Special Distribution”), or a record date for any of the foregoing events occurs, subject to the receipt of the approval of the Exchange, there will be an appropriate adjustment in the number of Common Shares issuable upon satisfaction of each Milestone such that the Holder will be entitled to receive from the Company such securities, property or assets as if, on the record date at which holders of Common Shares are determined for the purpose thereof, such holder had been the registered holder of the number of Common Shares to which the Holder was then entitled.

(d)	Binding on Successors. The provisions of this Certificate will be binding upon and inure to the benefit of the corporation or other entity resulting from any Capital Reorganization or similar transaction. In the event of any such merger, consolidation or sale of assets, references to the Company in this Certificate shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company. The Company shall require any successor or assignee to, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

5.3	Adjustment Rules. The following rules and procedures shall be applicable to adjustments made pursuant to Section 5.2:

(a)	The adjustments provided for in this Article 5 are cumulative and, subject to Subsection 5.3(b), shall apply (without duplication) to successive issues, subdivisions, combinations, consolidations, changes, distributions and any other events that require adjustment of the Contingent Right Shares issuable pursuant to the Contingent Rights or the number or kind of securities or property issuable hereunder.

(b)	No adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be required unless the adjustment would result in a change of at least 0.01% of the number of such Common Shares to be issued, provided, however, that any adjustments that, except for the provisions of this subsection would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)	Notwithstanding anything in this Article 5, no adjustment shall be made to the Contingent Right Shares issuable pursuant to the Contingent Rights if the issue of Common Shares is being made pursuant to this Agreement or pursuant to any stock option, stock purchase, restricted stock unit, deferred stock unit or other long term incentive plan in force from time to time for directors, officers, consultants or employees of the Company and any such issue shall be deemed not to be a Share Reorganization or a Special Distribution.

(d)	No adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be made in respect of any events described in this Article 5 if the Holder is entitled to participate, subject to the receipt of the approval of the Exchange, in the events on the same terms, mutatis mutandis, as if their Contingent Rights had been converted immediately prior to the effective date or record date of the events.

(e)	If any questions, controversies or disputes shall at any time arise with respect to adjustments of the Contingent Right Shares issuable pursuant to the Contingent Rights, such questions, controversies or disputes shall be conclusively determined by the Company’s external auditors or, if they are unable or unwilling to act, in accordance with Article 9.

(f)	If the Company shall set a record date to determine the holders of Common Shares for the purpose of entitling them to receive any distribution or any subscription or purchase rights in accordance with this Article 5 and shall, thereafter, legally abandon its plans to pay or deliver the distribution or subscription or purchase rights, then no adjustment in the Contingent Right Shares issuable pursuant to the Contingent Rights shall be required by reason of the setting of the record date.

5.4	Notice of Certain Events

(a)	Promptly upon the occurrence of the earlier of the effective date of or the record date for any event referred to in Section 5.2 that requires an adjustment or readjustment to the Contingent Right Shares issuable pursuant to the Contingent Rights, the Company shall provide the Holder with a certificate of the Company specifying the particulars of the event and, if determinable, the amount of the adjustment or readjustment, and computation of the adjustment or readjustment and the Holder may act and rely absolutely on the certificate of the Company; and

(b)	If notice has been given under Subsection 5.4(a) and the adjustment is not then determinable, the Company shall promptly, after the adjustment is determinable provide the Holder with a computation of the adjustment.

6. RIGHTS OF THE COMPANY AND COVENANTS OF THE COMPANY

6.1	General Covenants. The Company covenants with the Holder that during the Adjustment Period, the Company will:

(a)	if the Company’s authorized share capital becomes limited to a maximum number of shares, reserve and keep available a sufficient number of Contingent Right Shares for the purpose of enabling it to satisfy its obligations to issue Contingent Right Shares upon satisfaction of the entire Milestones;

(b)	cause the Contingent Right Shares from time to time acquired pursuant to the conversion of the Contingent Rights to be duly issued and delivered in accordance with the Contingent Rights and the terms hereof;

(c)	ensure all Contingent Right Shares which shall be issued upon conversion of the right to acquire provided for herein shall be fully paid and non-assessable;

(d)	use reasonable commercial efforts to maintain its existence and carry on its business in the ordinary course;

(e)	diligently pursue the satisfaction of the Milestones and in good faith and provide an Achievement Certificate, or Non-Achievement Certificate, in accordance with Section 3.1 as soon as practicable with respect thereto;

(f)	use reasonable commercial efforts to ensure that all Common Shares outstanding continue to be or are listed and posted for trading on the Exchange (or such other stock exchange acceptable to the Company), provided that this clause shall not be construed as limiting or restricting the Company to agree to a consolidation, amalgamation, arrangement, takeover bid, merger or like transaction that would result in the Common Shares ceasing to be listed and posted for trading on the Exchange;

(g)	make all requisite filings under applicable Canadian securities legislation including those necessary to remain a reporting issuer not in default in each of the provinces and other jurisdictions where it is or becomes a reporting issuer; and

(h)	in general, well and truly perform and carry out all of the acts or things to be done by it as provided in this Certificate.

6.2	Enforceability of Certificate. The Company represents and warrants that this Certificate is valid and enforceable against the Company in accordance with the provisions hereof.

7. DISPUTE MECHANISM

7.1	Disputed Matters

(a)	If the Holder, at any time but no later than sixty (60) days after the delivery of a General Non-Achievement Certificate (in either case, the “Dispute Period”) wishes to dispute the non-satisfaction of the Milestone, the Holder may provide the Company with written notice (the “Dispute Notice”) of such dispute in reasonable detail.

(b)	If the Holder does not deliver such a Dispute Notice on or prior to the expiry of the Dispute Period, the Holder will be deemed to have accepted the non-performance of any Milestone as of the Termination Date and the Company and its Affiliates will have no further obligation with respect to the Contingent Rights represented hereby.

(c)	If the Holder delivers a Dispute Notice during the Dispute Period, and it is finally determined by agreement of the Company and the Holder or by a court of competent jurisdiction that the disputed Milestone has been met, the Contingent Right Shares subject to the Dispute Notice will be issued on a date established by the Company that is as soon as possible (and in any event no later than five Business Days) after such agreement or determination (“Agreed Issue Date”).

(d)	The Holder and the Company shall work in good faith together to resolve the dispute set out therein on a mutually satisfactory basis for not less than thirty (30) days, following which the Holder may proceed with an action against the Company in the Courts of British Columbia, which shall have exclusive jurisdiction over any dispute under this Certificate or in connection with the Contingent Rights.

8. GENERAL

8.1	Notices. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a “notice”) shall be in writing addressed as follows:

(a)	if to the Company:

Plantify Foods, Inc.
2264 E11th Avenue
Vancouver, British Columbia
V5N 1Z6 Canada

Attention:	Gabi Kabazo, Chief Executive Officer
Email:	gabi@plantifyfoods.com

(b)	if to the Holder:

Jeffs Brands
7 Mezada Street
Bnei Brak
Tel Aviv 5126112
Israel

Attention:	Ronen Zalayet, Chief Financial Officer
Email:	ronen@jeffsbrands.com

or such other address as may be designated by notice given by either the Holder or the Company to the other in accordance with this Section 8.1. Each notice shall be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email shall, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day.

8.2	Provisions of this Agreement and Contingent Rights for the Sole Benefit of Parties and Holder. Nothing in this Certificate, expressed or implied, shall give or be construed to give to any person other than the Company and the Holder, as the case may be, any legal or equitable right, remedy or claim under this Certificate, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the Company and the Holder.

8.3	Governing Law. This Certificate shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction and is to be treated in all respects as a British Columbia contract. The Parties agree to submit to the exclusive jurisdiction of the courts of British Columbia, provided that nothing in this Certificate shall prevent either Party from seeking injunctive relief in the courts of any competent jurisdiction.

8.4	Entire Agreement. Other than the Purchase Agreement, this Certificate, constitute the entire agreement among the Company and the Holder hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the Company and the Holder with respect to the subject matter hereof.

8.5	Further Assurances. Each Party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and instruments and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement.

8.6	Waiver. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided. Any agreement as to the extension or waiver of any provision of this Agreement by any Party will be valid only if in writing and signed by such Party. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.7	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.8	Severability. In the event that any provision or part of this Certificate is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Certificate shall continue in full force and effect.

8.9	Counterparts. This Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by any electronically communicated method, each of which when executed and delivered shall be deemed to be an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Company has caused this Certificate to be signed by its duly authorized officer as of April 29, 2025.

PLANTIFY FOODS, INC.

The digital signature shall be deemed to constitute an original signature to this Certificate.	Per:	/s/ Gabi Kabazo
Authorized Signatory

SCHEDULE C

PURCHASER EMPLOYMENT AND CONSULTING AGREEMENTS

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SCHEDULE D

STATUS OF POB INSOLVENCY PROCEEDINGS

1.	The Motion for an Insolvency Order on December 10, 2024, the Company filed a motion for an insolvency order according to the Law (Case number 28001/12/24).

2.	The order was granted on January 14, 2025, and the court appointed Adv. Itzhak Rise as a trustee (the “Trustee”).

3.	The Trustee is operating to sell the Company and/or its shares.

4.	On March 16, 2025, the Trustee filed a motion to approve one of the offers to purchase the Company and to set a time limit for creditors to file debt demands.

COURT DOCUMENT – COMMENCEMENT OF POB INSOLVENCY PROCEEDINGS

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D-1